EXECUTION VERSION

Exhibit 4.3

Sale and Purchase Agreement

relating to the

Geoscience Business

between

Fugro N.V. (as the Seller)

and

CGGVeritas (as the Purchaser)

Dated 23 September 2012

P.O. Box 75084
1070 AB Amsterdam
The Netherlands

EXECUTION VERSION

Contents

Clause

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5.10 Key Employees	26
5.11 Insurances	26
5.12 Co-operation for the financing of Transaction	26
5.13 Notary Letter	28

6 COMPLETION	28
6.1 Completion date and place	28
6.2 Completion actions	28
6.4 Breach of Completion obligations	30
6.5 Acknowledgement of Notary and bank	31

7 COMPLETION ADJUSTMENTS	32
7.1 Working Capital Statement and Indebtedness Statement	32
7.2 Adjustments to Purchase Price and repayment of Intra-Group Indebtedness	33

8 POST-COMPLETION OBLIGATIONS	35
8.1 Insurance	35
8.2 Indemnity for Business Liabilities and Excluded Liabilities	36
8.3 Conduct of Claims regarding Business Liabilities	37
8.4 Conduct of Claims regarding Excluded Liabilities	37
8.5 Release of guarantees	38
8.6 Trade receivables/payables; Post-Completion receipts	38
8.7 Use of name	39
8.8 Claim against ION	39
8.9 Retention of records	39

9 WARRANTIES	40
9.1 Seller’s Warranties	40
9.2 Matters Disclosed	40
9.3 Purchaser’s Warranties	41
9.4 Exclusion of certain Dutch Civil Code provisions	41

10 INDEMNITY	41
10.1 WesternGeco Arrangement	41
10.2 Tax indemnity	41
10.3 Exclusion restrictions	41

11 LIABILITY	42
11.1 Liability of the Seller	42
11.2 Time limitations	42
11.3 Minimum claims	42
11.4 Aggregate minimum claims	43
11.5 Maximum liability	43
11.6 Liability for Tax Warranties	43

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11.7 Provisions	44
11.8 Matters arising after Signing	44
11.9 Purchaser’s insurance	44
11.10 Net financial benefit	44
11.11 Breaches capable of remedy	45
11.12 Mitigation of Losses	45
11.13 Purchaser’s right to recover	45
11.14 No double claims	46
11.15 Liability of the Purchaser	46
11.16 Fraud	46
11.17 Singular liability and right to claim	46

12 TAX	47

13 CLAIMS	47
13.1 Notification of potential claims	47
13.2 Notification of claims	47
13.3 Commencement of proceedings	48
13.4 Investigation by the Seller	48
13.5 Procedure for third-party claims	49
13.6 Third-party stipulation limitation	49

14 RESTRICTIONS	49
14.1 Restrictions on the Seller	49
14.2 Restriction on the Purchaser	50
14.3 Reasonableness of Restrictions	51

15 CONFIDENTIALITY	51
15.1 Announcements	51
15.2 Confidentiality undertaking	51

16 MISCELLANEOUS	52
16.1 Further assurances	52
16.2 Entire agreement	52
16.3 No assignment	52
16.4 Invalidity	52
16.5 Counterparts	53
16.6 Waiver	53
16.7 Amendment	53
16.8 Third party rights	53
16.9 No rescission	53
16.10 Method of payment	53
16.11 Costs	54

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16.12 Interest	54
16.13 Notices	54

17 GOVERNING LAW AND DISPUTE RESOLUTION	55
17.1 Governing law	55
17.2 Jurisdiction and forum	55
17.3 Domicile	55
17.4 Other disputes	56

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Schedules

Schedule 1	Definitions and Interpretation
Schedule 2	Group Companies
Schedule 3	Business Assets
Schedule 4	Business Liabilities
Schedule 5	Employees
Schedule 6	Allocation of Purchase Price
Schedule 7	Completion Actions
Schedule 8	Transfer of Business Contracts
Schedule 9	VAT
Schedule 10	Completion statements and Reporting Accountants
Schedule 11	Seller’s Warranties
Schedule 12	Tax
Schedule 13	Purchaser’s Warranties
Schedule 14	Parties’ details for Notices
Schedule 15	Data Room Index
Schedule 16	Heads of terms Joint Venture Agreement
Schedule 17	Heads of terms MC Library Selling and Marketing Agreement
Schedule 18	Heads of terms Technological and Commercial Agreement
Schedule 19	WesternGeco Arrangement and Settlement
Schedule 20	Framework Transitional Services Agreement
Schedule 21	Key terms of Vendor Loan
Schedule 22	Beethoven Project

EXECUTION VERSION

Share Purchase Agreement

THIS AGREEMENT IS MADE BETWEEN:

(1)	Fugro N.V., a limited liability company incorporated in the Netherlands, with corporate seat in Leidschendam, and registered address at Veurse Achterweg 10, 2264 SG Leidschendam, the Netherlands (the “Seller”),

and

(2)	CGGVeritas, a limited liability company with its corporate seat in Tour Maine Montparnasse, 33, avenue du Maine, 75015 Paris, France (the “Purchaser”),

WHEREAS:

(A)	On 30 May 2012, the Seller announced that it would undertake a strategic review of all options for its marine streamer seismic data acquisition business and associated activities;

(B)	This strategic review of the Seller led, as one of the options, to the initiation of a process for the sale of the shares in certain legal entities and certain assets and liabilities within the Geoscience division of the Seller in the framework of which negotiations were entered into with several parties;

(C)	On 27 June 2012, the Seller and the Purchaser entered into the Confidentiality Agreement, pursuant to which certain confidential information relating to the Group was made available to the Purchaser and its representatives and advisors;

(D)	Following a first round with indicative offers, the Seller and the Purchaser entered into negotiations. Subsequently, the Seller and the Purchaser agreed to broaden the scope of the proposed sale to the acquisition by the Purchaser of the legal entities listed in Schedule 2 (Group Companies), (such companies the “Group Companies”) and certain assets and liabilities listed in, or to be determined in accordance with, Schedule 3 (Business Assets) and Schedule 4 (Business Liabilities) (respectively the “Business Assets” and the “Business Liabilities”, together with the Group Companies the “Geoscience Business”) (the “Transaction”);

(E)

The Seller gave the Purchaser and its representatives and advisors access to the Data Room, as well as the opportunity to attend and participate in management presentations and interviews, to ask questions and carry out such

EXECUTION VERSION

investigations as the Purchaser deemed necessary in relation to the Geoscience Business. On the basis of this due diligence process and its own assumptions, projections and estimates, the Purchaser confirmed its interest in acquiring the Geoscience Business;

(F)	The Seller now wishes to sell and procure the transfer of the Geoscience Business to the Purchaser, who wishes to acquire same, on and subject to the terms and conditions set out in this Agreement;

(G)	The Seller and the Purchaser also agreed to enter into a joint venture agreement regarding the Seabed Business (the “Joint Venture Agreement”), of which an agreed form heads of terms is included in Schedule 16 (Heads of terms Joint Venture Agreement), a non-exclusive brokerage agreement regarding the Fugro Multiclient Library (the “MC Library Selling and Marketing Agreement”), of which an agreed form heads of terms is included in Schedule 17 (Heads of terms MC Library Selling and Marketing Agreement), a technological and commercial agreement (the “Technological & Commercial Agreement”) of which an agreed form heads of terms is included in Schedule 18 (Heads of terms Technological and Commercial Agreement), an arrangement regarding the WesternGeco licence (the “WesternGeco Arrangement”) of which the terms are included in Schedule 19 (WesterGeco Arrangement) and a transitional services agreement (the “Transitional Services Agreement”), of which the key terms are set forth in Schedule 20 (Framework Transitional Services Agreement); and

(H)	The Seller and the Purchaser aim to ensure that Completion occurs on or prior to 31 December 2012.

IT IS AGREED AS FOLLOWS:

1	DEFINITIONS AND INTERPRETATION

In this Agreement, unless the context otherwise requires, the definitions and provisions of Schedule 1 (Definitions and Interpretation) shall apply throughout.

2	SALE, PURCHASE AND TRANSFER

2.1	Shares; Business Assets; Business Liabilities

2.1.1	On the terms and subject to the conditions of this Agreement, the Seller sells and procures that the Share Sellers and the Business Sellers sell the Geoscience Business to the Purchaser which purchases and procures that the Share Purchasers and the Business Purchasers purchase the Geoscience Business, which sale comprises all of the right, title and interest of the Seller’s Group in and to:

EXECUTION VERSION

(a)	the shares in the Group Companies, free from Encumbrances and together with all rights and advantages attaching to them as at Completion (including the right to receive all dividends or distributions declared, made or paid on or after Completion);

(b)	the Business Assets; and

(c)	the Business Liabilities.

2.1.2	The Seller shall procure that on or prior to Completion any and all rights of pre-emption over the shares in the Group Companies are waived irrevocably by the persons entitled thereto.

2.1.3	Any rights and assets of any member of the Seller’s Group (excluding the Group Companies) which are not expressly included in Clause 2.1.1 are excluded from the sale and transfer of the Geoscience Business pursuant to this Agreement.

2.2	Employees

The provisions of Schedule 5 (Employees) shall apply in respect of the Employees.

2.3	Nomination of other purchasers

2.3.1	The Purchaser has nominated certain wholly-owned members of the Purchaser’s Group or certain entities partnered with the Purchaser’s Group (each such nominated purchaser to be deemed a “Relevant Purchaser” for the purposes of this Agreement) to purchase the different parts of the Geoscience Business. The Purchaser shall be entitled to nominate, at its own cost, by notice to the Seller delivered no later than five (5) Business Days prior to the Completion Date, one or more Relevant Purchaser to purchase the different parts of the Geoscience Business.

2.4	Local Transfer Documents

2.4.1

At Completion, the Seller and the Purchaser shall execute or, as the case may be, shall procure the execution by the relevant members of the Seller’s Group and the Relevant Purchaser(s) of such agreements, deeds, transfers, conveyances and other documents (in accordance with the Law and otherwise as may be agreed between the Seller and the Purchaser) to implement the transfer, at Completion, of the Geoscience Business (collectively, the “Local Transfer Documents” and individually, a “Local Transfer Document”). The Seller shall procure that the Share Sellers and Business Sellers and the Purchaser shall procure that the Relevant Purchasers shall prepare and

EXECUTION VERSION

execute the Local Transfer Documents in good faith and in accordance with the practices applied by the Seller and the Purchaser for the purchase of the Geoscience Business and in accordance with market practice.

2.4.2	To the extent that the provisions of a Local Transfer Document are inconsistent with other provisions of this Agreement (which term, for purposes of this Clause 2.4.2 shall exclude all Local Transfer Documents):

(a)	the said other provisions of this Agreement shall prevail; and

(b)	so far as permissible under Law, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, the Seller shall indemnify the Purchaser against all Losses suffered by the Relevant Purchasers or, as the case may be, the Purchaser shall indemnify the Seller against all Losses suffered by the Share Sellers and/or Business Sellers, in either case through or arising from the inconsistency between the Local Transfer Document and the Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

2.4.3	No Share Seller or Business Seller shall bring any claim against any Relevant Purchaser in respect of or based upon a Local Transfer Document save to the extent necessary to implement any transfer of the Geoscience Business in accordance with this Agreement. To the extent that a Share Seller or Business Seller does bring a claim in breach of this Clause 2.4.3, the Seller shall indemnify the Relevant Purchaser against all Losses which the Relevant Purchaser may suffer through or arising from the bringing of such a claim.

2.4.4	No Relevant Purchaser shall bring any claim against any Share Seller or Business Seller in respect of or based upon a Local Transfer Document save to the extent necessary to implement any transfer of the Geoscience Business in accordance with this Agreement. To the extent that a Relevant Purchaser does bring a claim in breach of this Clause 2.4.4, the Purchaser shall indemnify the Seller against all Losses which the Share Seller or Business Seller may suffer through or arising from the bringing of such a claim.

2.4.5	Schedule 8 (Transfer of Business Contracts) shall apply to the transfer of the Business Contracts

EXECUTION VERSION

3	CONSIDERATION[1]

3.1	Purchase Price

The purchase price for the Geoscience Business (the “Purchase Price”) shall be an amount equal to the aggregate of the following amounts:

(a)	Bid Value; plus

(b)	Working Capital Adjustments; plus

(c)	Cash Balances; plus

(d)	Intra-Group Finance Receivables; minus

(e)	Intra-Group Finance Payables; minus

(f)	Third-Party Indebtedness,

and the Purchase Price shall be paid in accordance with Clauses 3.3 (Payment of Purchase Price) and 6.2(a).

3.2	Estimated Purchase Price

At Completion, an estimate of the Purchase Price (the “Estimated Purchase Price”), equal to the aggregate of the following amounts, shall be paid in accordance with Clause 3.3 (Payment of Purchase Price) and Clause 6.2(a):

(a)	Bid Value; plus

(b)	Estimated Working Capital Adjustments; plus

(c)	Estimated Cash Balances; plus

(d)	Estimated Intra-Group Finance Receivables; minus

(e)	Estimated Intra-Group Finance Payables; minus

(f)	Estimated Third-Party Indebtedness.

[1]

The Parties shall in the two (2) week period after the Signing Date use reasonable best efforts to agree on a locked box mechanism using 30 September 2012 as the effective date for the Transaction. In the event such mechanism is determined to the reasonable satisfaction of both Parties, this Agreement will be amended accordingly.

EXECUTION VERSION

3.3	Payment of Purchase Price

3.3.1	The Purchase Price shall be paid in the form of:

(a)	the Vendor Loan, which the Seller shall make available to the Purchaser at Completion by converting a part of the Purchase Price in the amount of EUR 335,000,000 (three hundred and thirty five million euro) into a loan on the terms and subject to the conditions of the Vendor Loan unless the Purchaser successfully completes a rights issue in connection with the Transaction (the “Rights Issue”) on or prior to the Completion Date, in which case the Purchaser shall use the cash proceeds of the Rights Issue to pay the amount of EUR 335,000,000 (three hundred and thirty five million euro) in accordance with Clause 3.3.1(c) below;

(b)	if on or prior to Completion, completion of the Joint Venture Agreement:

(i)	does occur, the Seller shall pay the JV Purchase Price in cash to the Purchaser at Completion; or

(ii)	does not occur and, in accordance with Clause 4.9.6, the Seller has waived the Completion Condition referred to in Clause 4.1.4 and a Second Vendor Loan has been agreed which the Seller will make available to the Purchaser at Completion by converting a part of the Purchase Price in the amount of EUR 225,000,000 (two hundred and twenty five million euro) into a loan on terms and subject to conditions to be agreed in accordance with clause 4.9.6; and

(c)	a cash payment from the Purchaser to the Seller for the remainder of the Purchase Price,

and all payments referred to in Clause 3.3.1(a), 3.3.1(b) and Clause 3.3.1(c) above shall jointly be referred to as the “Cash Payment”. To the extent legally permissible, the payments to be made pursuant to this Clause 3.3 (Payment of Purchase Price) shall be aggregated and discharged by way of set-off.

3.3.2	For the avoidance of doubt, if the Rights Issue has successfully been made by the Purchaser on or prior to Completion, the Seller shall not be under an obligation to make the Vendor Loan available to the Purchaser.

EXECUTION VERSION

3.4	Allocation

3.4.1	The Purchase Price shall be allocated in accordance with Schedule 6 (Allocation of Purchase Price).

3.5	VAT

The consideration given under this Agreement in respect of the sale of the Geoscience Business is exclusive of any VAT in respect of which the provisions of Schedule 9 (VAT) shall apply. To the extent that VAT is chargeable, the Purchaser (or Relevant Purchaser(s)) shall, against delivery of a valid VAT invoice (or equivalent, if any), in addition to any amount expressed under this Agreement to be payable by the Purchaser (or Relevant Purchaser(s)), pay to the Seller (or relevant member of the Seller’s Group) such VAT in accordance with Schedule 9 (VAT), except in case the reverse charge mechanism for VAT purposes applies.

3.6	Adjustment of the Purchase Price

3.6.1	All payments (including interest payments but excluding any VAT chargeable on any such payments and/or interest payments) made under this Agreement by or on behalf of the Seller to the Purchaser, or vice versa, shall be made on account of, and, where applicable, as adjustment to, the Purchase Price, it being further agreed that, save as otherwise provided in Schedule 6 (Allocation of Purchase Price), each (portion of) such payment shall be allocated to the Group Company, Business Asset or Business Liability to which the payment relates. If a payment does not relate to a Group Company, Business Asset or Business Liability, such payment shall be pro rata allocated to the goodwill of the Geoscience Business.

3.6.2	If any payment is made by or on behalf of the Seller to the Purchaser or by or on behalf of the Purchaser to the Seller pursuant to this Agreement, other than the payment of the Purchase Price, there shall be an adjustment of the Purchase Price equal to any such amount. The foregoing includes any payment made in respect of any claim (i) for any breach of this Agreement (including, for the avoidance of doubt, any Breach of the Seller’s Warranties) or any agreement entered into pursuant thereto or (ii) pursuant to an indemnity under Clause 10 (Indemnity) of this Agreement.

EXECUTION VERSION

4	COMPLETION CONDITIONS

4.1	Conditions

Completion is conditional upon satisfaction or waiver of the following conditions (together the “Completion Conditions” and each of them a “Completion Condition”):

4.1.1	that competition notifications and/or filings with the relevant Governmental Authorities in connection with the Transaction (the “Filings”) shall have been made and that each such competent Governmental Authority, to the extent required before Completion, shall either have:

(a)	given the approvals, consents or clearances required under relevant Law for the completion of the Transaction;

(b)	rendered a decision that no approval, consent or clearance is required under relevant Law for the completion of the Transaction;

(c)	failed to render a decision within the applicable waiting period under relevant Law and such failure is considered under such Law to be a grant of all requisite consents or clearances under such Law; or

(d)	referred the Transaction or any part thereof to another Governmental Authority in accordance with relevant Law and that one of the requirements of listed in items (a) through (c) above has been fulfilled in respect of such other Governmental Authority.

4.1.2	the provisions of the Social and Economic Council Merger Regulation for the protection of employees (SER-Besluit Fusiegedragsregels 2000) shall have been complied with, and:

(a)	the Purchaser shall have complied with the relevant French Laws and regulations for obtaining the advice of the Purchaser’s Works Council; and

(b)	the Seller shall have complied with the relevant Dutch and Norwegian Laws and regulations for obtaining the neutral advice of the relevant Seller’s Works Councils;

4.1.3	the Seller and the Purchaser have entered into the Joint Venture Agreement according to the terms included in the agreed form heads of terms as included in Schedule 16 (Heads of terms Joint Venture Agreement);

4.1.4	completion of the Joint Venture Agreement has occurred in accordance with its terms;

EXECUTION VERSION

4.1.5	the Seller and the Purchaser have entered into the MC Library Selling and Marketing Agreement according to the terms included in the agreed form heads of terms of the MC Library Selling and Marketing Agreement as included in Schedule 17 (Heads of terms MC Library Selling and Marketing Agreement);

4.1.6	if required pursuant to Clause 3.3.1, the Seller and the Purchaser have entered into the Vendor Loan agreement according to the key terms included in Schedule 21 (Key terms of Vendor Loan);

4.1.7	all lenders under the Seller’s bilateral multicurrency revolving facility agreements have irrevocably waived any breach of the terms of those facility agreements which could result from (i) Completion of the Transaction, (ii) the making of the Vendor Loan, or (iii) the establishment of the joint venture pursuant to the Joint Venture Agreement;

4.1.8	the Seller has delivered to the Purchaser the 2011 Accounts and the Q3 Accounts;

4.1.9	the requisite majority of lenders under each of the Purchaser’s French Revolving Credit Agreement and the Purchaser’s US Credit Agreement having consented to the waiver of any breach of the terms of such agreements which could result from (i) Completion of the Transaction, (ii) entering into the Vendor Loan or the Second Vendor Loan, or (iii) the establishment of the joint venture pursuant to the Joint Venture Agreement; and

4.1.10	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any Governmental Authority preventing the consummation of the Transaction being in effect, nor will any action having been taken by any Governmental Authority seeking any of the foregoing that remains pending.

4.2	Purchaser’s Right to Terminate on a Seller Termination MAC

4.2.1	If at any time prior to Completion, an event as described in Clause 4.2.2, (a “Seller Termination MAC”) has occurred or is reasonably expected to occur, the Purchaser may, by Notice to the Seller, terminate this Agreement (except for this Clause 4.2 (Purchaser’s Right to Terminate on a Seller Termination MAC) and Clauses 1 (Definitions and Interpretation), 15 (Confidentiality), 16.2 (Entire agreement) up to and including 16.13 (Notices) and 17 (Governing Law and Dispute Resolution) with immediate effect without any liability on the Purchaser’s or the Seller’s part and the Parties shall not be under the obligation to execute the Commercial Agreements.

EXECUTION VERSION

4.2.2	For the purpose of this Clause 4.2 (Purchaser’s Right to Terminate on a Seller Termination MAC), a Seller Termination MAC shall be:

(a)	any Group Company being subjected to any one of the insolvency or winding-up proceedings listed in Annex A or Annex B to the Council Regulation EC No. 1346/2000 of 29 May 2000 on Insolvency Proceedings pursuant to an irrevocable order of a Governmental Authority; or

(b)	any event, circumstance, other matter or any written notice of, or actual claim, proceeding, litigation, prosecution or arbitration against a Group Company which (i) has been caused by the Seller or the Seller’s Group and (ii) is likely to have an adverse impact in excess of EUR 240,000,000 (two hundred and forty million euro) in terms of turnover of the business conducted by the Geoscience Business and/or a negative earnings (EBIT) effect of EUR 100,000,000 (one hundred million euro) on the business conducted by the Geoscience Business.

4.2.3	In the event of a Seller Termination MAC, the Seller shall be afforded a forty (40) Business Day cure period to remedy the Seller Termination MAC. During the aforementioned period the Purchaser shall afford the Seller all reasonable assistance to remedy the Seller Termination MAC.

4.3	Responsibility for satisfaction

4.3.1	The Seller shall use its best efforts to ensure the satisfaction of the Completion Conditions set out in Clauses 4.1.2(b), and 4.1.3 to 4.1.8 (inclusive) and the Purchaser shall use its best efforts to ensure the satisfaction of the Completion Conditions set out in Clauses 4.1.2(a) to 4.1.6 (inclusive) and 4.1.9 as soon as reasonably possible.

4.3.2	The Purchaser shall:

(a)	as soon as practicable, and in any event no later than twenty (20) Business Days after the Signing Date, prepare and file with the Governmental Authorities the Filings necessary to satisfy the Completion Condition in Clause 4.1.1 provided that the Seller and its legal counsel shall have the right to approve any Filings prior to such filing, which approval shall not be unreasonably withheld or delayed, to the extent Filings relate to the Group Companies and their business and the market definitions used; and

(b)

supply as promptly as practicable any additional information and documentation that may be requested by any Governmental Authority in connection with the Filings, provided that, with respect to any written

EXECUTION VERSION

submission, information or documentation, the Seller and its legal counsel shall have the right to approve such written submission, information or documentation prior to submission, which approval shall not be unreasonably withheld or delayed, to the extent relating to the Group Companies and their business and the market definitions used.

4.4	Cooperation and information

4.4.1	The Seller shall supply to the Purchaser as promptly as practicable all information and documentation available to the Seller’s Group that is reasonably necessary to make or supplement any Filings. Subject to Clause 4.4.3, the Purchaser shall be solely responsible for making all Filings.

4.4.2	The Purchaser shall provide the Seller and its legal counsel with drafts of all material written communications intended to be submitted to any Governmental Authority, give the Seller and its legal counsel a reasonable opportunity to comment on such communications and provide the Seller and its legal counsel with final copies of all such communications.

4.4.3	Where the Law also requires a Filing to be made by the Seller, the Seller shall be responsible for making such Filing. The Seller shall provide the Purchaser and its legal counsel with drafts of all material written communications intended to be submitted to any Governmental Authority, give the Purchaser and its legal counsel a reasonable opportunity to comment on such communications and provide the Purchaser and its legal counsel with final copies of all such communications.[2]

4.4.4	Each Party shall generally keep the other Party informed of the progress in relation to the satisfaction of the Completion Condition in Clause 4.1.1 and shall use its best efforts to consult with the other Party with respect to any major decision that may arise in the context of the Completion Condition in Clause 4.1.1 where the time period for submitting such a Filing or further information to a Governmental Authority reasonably permits. For the avoidance of any doubt, this obligation shall not be interpreted as going beyond a simple consultation between the Purchaser and the Seller and does not give rise to any further obligations of either Party.

4.5	Fees

Each of the Parties shall bear its own fees and costs incurred in relation to any Filing necessary to satisfy the Completion Condition in Clause 4.1.1.

[2]	To be determined if there are any Filings to be made by the Seller.

EXECUTION VERSION

4.6	Actions and proceedings

4.6.1	The Purchaser and the Seller shall, and shall procure that each member of the Purchaser’s Group and the Seller’s Group (as the case may be) shall, refrain from carrying out any voluntary action (including making or agreeing to make any acquisition or investment) or omitting anything that could, directly or indirectly, cause delay, hinder, impede or prejudice satisfaction of the Completion Condition in Clause 4.1.1.

4.6.2	Subject to no EU Filings being required,[3] the Purchaser shall take any action that may be required in order to obtain clearance for the Transaction from any Governmental Authority, including by agreeing to perform any disposition of assets or businesses and/or to perform any behavioural remedies that may be necessary to obtain clearance from the Governmental Authorities.

4.7	Good faith negotiations regarding the Commercial Agreements

4.7.1	Subject to the Seller’s right to waive the Completion Condition set out in Clause 4.1.4, the Parties irrevocably and unconditionally agree to pursue finalisation, execution and completion of the Joint Venture Agreement prior to or at Completion on the terms set out in Schedule 16 (Heads of terms Joint Venture Agreement) or, if not specifically addressed in Schedule 16 (Heads of terms Joint Venture Agreement), negotiate such terms in good faith and in accordance with the practices applied by the Seller and the Purchaser for the purchase of the Geoscience Business and in accordance with market practice.

4.7.2	The Parties irrevocably and unconditionally agree to pursue the finalisation and, where relevant, the execution prior to Completion of the MC Library Selling and Marketing Agreement, the Technological and Commercial Agreement and the Transitional Services Agreement prior to or at Completion on the terms set forth in Schedule 17 (Heads of terms MC Library Selling and Marketing Agreement), Schedule 18 (Heads of terms Technological and Commercial Agreement) and Schedule 20 (Framework Transitional Services Agreement) respectively, or, if not specifically addressed in the Heads of Terms, negotiate such terms in good faith and in accordance with the practices applied by the Seller and the Purchaser for the purchase of the Geoscience Business and in accordance with market practice.

4.7.3	The Parties irrevocably and unconditionally agree to pursue the finalisation and execution, if relevant, of the Vendor Loan agreement prior to or at Completion on the terms set forth in Schedule 21 (Key terms of Vendor Loan), or, if not specifically addressed in Schedule 21 (Key terms of Vendor Loan), negotiate such terms in good faith and in accordance with the practices applied by the Seller and the Purchaser for the purchase of the Geoscience Business.

[3]	The Parties will undertake further analysis and confirm next week.

EXECUTION VERSION

4.7.4	Each Party irrevocably and unconditionally agrees to make available all reasonable business, commercial, technical, legal, tax and accounting information (the “Information”) relating to subject matters of the Joint Venture Agreement, the MC Library Selling and Marketing Agreement, the Technological & Commercial Agreement, the Transitional Services Agreement and the WesternGeco Arrangement (together the “Commercial Agreements”), as the other Party may reasonably request for the purposes of reviewing the relevant assets and negotiating the Commercial Agreements.

4.7.5	Only to the extent that:

(a)	the Information is not supplied to the other Party’s reasonable satisfaction; or

(b)	the outcome of the review of the Information is not to a Party’s reasonable satisfaction,

such Party shall not be under an obligation to execute such Commercial Agreement.

4.8	Transaction Set-up Optimisation

For the purposes of economical benefit optimisation of both the Purchaser and the Seller, the Parties irrevocably and unconditionally agree to enter into good faith discussions on the structuring of the Group Companies within the Seller’s Group and the proposed structuring of the Transaction.

4.9	Benefit, satisfaction and waiver of Completion Conditions

4.9.1	Each Party shall use its best efforts to ensure satisfaction of and compliance with the Completion Conditions as soon as reasonably possible.

4.9.2	Each Party shall inform the other Party by Notice within two (2) Business Days of becoming aware of (i) the satisfaction of a Completion Condition, or (ii) any circumstance that will or is likely to result in a failure to satisfy a Completion Condition.

4.9.3	The Completion Conditions set out in Clauses 4.1.1, 4.1.3 and 4.1.5 are for the benefit of both the Seller and the Purchaser and may only be waived by written agreement between the Seller and the Purchaser.

EXECUTION VERSION

4.9.4	The Completion Conditions set out in Clauses 4.1.2(a), 4.1.6, 4.1.8 and 4.1.9 are for the benefit of the Purchaser and may only be waived in writing by the Purchaser.

4.9.5	The Completion Condition set out in Clauses 4.1.2(b), 4.1.4 and 4.1.7 are for the benefit of the Seller and may only be waived in writing by the Seller.

4.9.6	In the event the Seller elects to waive the Completion Condition set forth in Clause 4.1.4 the Seller shall thereby automatically elect to provide the Purchaser with the Second Vendor Loan. Prior to the Seller being able to elect to waive the Completion Condition set forth in Clause 4.1.4, the Seller and the Purchaser shall negotiate and agree in good faith the key terms of such Second Vendor Loan.

4.10	Termination fee

4.10.1	Each of the Parties confirms that its respective shareholders do not have the right to approve the Transaction.

4.10.2	Each Party unconditionally and irrevocably undertakes to the other Party that it will not voluntarily arrange a shareholders’ meeting to discuss, or seek shareholder approval for, the Transaction.

4.10.3	In the event that:

(a)	a Party seeks shareholder approval of the Transaction in contravention of Clause 4.10.2 and does not obtain such approval that Party shall immediately owe and pay to the other Party an amount of EUR 60,000,000 (sixty million euro);

(b)	the Seller does not obtain the waivers from the lenders set forth under Clause 4.1.7, as a result of which Completion does not take place, the Seller shall immediately owe and pay to the Purchaser an amount of EUR 60,000,000 (sixty million euro); and/or

(c)	the Purchaser does not obtain the waivers from the lenders set forth under Clause 4.1.9, as a result of which Completion does not take place, the Purchaser shall immediately owe and pay to the Purchaser an amount of EUR 60,000,000 (sixty million euro).

4.10.4

Further to Clause 4.10.3, the Agreement (excepting this Clause 4.10 (Termination fee), and Clauses 1 (Definitions and Interpretation), 15 (Confidentiality), 16.2 (Entire agreement) up to and including 16.13 (Notices) and 17 (Governing Law and Dispute Resolution) shall terminate with immediate effect and without any liability on the Purchaser’s or the Seller’s part with the

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exception of any sums owed pursuant to this Clause 4.10 (Termination fee) and the Seller and the Purchaser shall not be under an obligation to execute the Commercial Agreements.

4.11	Long stop date and right to terminate

4.11.1	With the exception of the Filings Completion Condition in Clause 4.1.1, if any of the other Completion Conditions as set out in Clause 4.1 (Conditions) are not satisfied or waived on or before 30 June 2013 (the “Long Stop Date”), each of the Seller and the Purchaser may, in its sole discretion, terminate this Agreement by Notice to the other Party, provided that a Party may not give such termination notice if it is in default of a material obligation set out in this Clause 4 (Completion Conditions), and the Seller and the Purchaser shall not be under an obligation to execute the Commercial Agreements.

4.11.2	In the event of termination of this Agreement pursuant to Clause 4.11.1, all provisions except for this Clause 4.11 (Long stop date and right to terminate) Clauses 1 (Definitions and Interpretation), 15 (Confidentiality), 16.2 (Entire agreement) up to and including 16.13 (Notices) and 17 (Governing Law and Dispute Resolution) shall terminate with immediate effect and without any liability on the Purchaser’s or the Seller’s part, with the exception of any sums owed pursuant to Clause 4.10 (Termination fee).

5	PRE-COMPLETION COVENANTS

5.1	General conduct of business

Subject to Clause 5.3 (Co-operation) and Clause 5.4 (Geo Atlantic, Geo Barents and Geo Pacific Vessels), the Seller shall procure that between Signing and Completion the Geoscience Business shall carry on its business activities as a going concern in the ordinary course, consistent with past practice.

5.2	Consent matters

5.2.1	Without prejudice to the generality of Clause 5.1 (General conduct of business), the Seller shall use its reasonable efforts to procure that between Signing and Completion the Geoscience Business shall not, without the prior written consent of the Purchaser pursuant to Clause 5.2.2:

(a)	incur any additional borrowings or incur any other indebtedness in each case other than in the ordinary course of business and except insofar as these are incurred based on the existing borrowing and credit arrangements of the Geoscience Business;

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(b)	enter into any agreement or incur any commitment involving any capital expenditure in excess of EUR 1,000,000 (one million euro), except for any capital expenditure in the ordinary course of business;

(c)	enter into or amend in any material respect any agreement or incur any commitment in excess of EUR 1,000,000 (one million euro) which is not capable of being terminated without compensation at any time with twelve (12) months’ notice or less;

(d)	make any substantial change in the nature or organisation of its activities or discontinue or cease to operate all or a material part of activities;

(e)	acquire or dispose of, or agree to acquire or dispose of, any material asset or material stock involving consideration, expenditure or liabilities in excess of EUR 1,000,000 (one million euro), exclusive of VAT other than in the ordinary course of business;

(f)	cancel, terminate, materially modify or knowingly allow to lapse any insurance policy providing coverage for events, occurrences or accidents occurring prior to the Completion Date to the extent that such insurance policy relates to any of the Group Companies;

(g)	take any action to make any material change in any Group Company’s method of accounting, audit practices or filings for Tax purposes, except as required by a change in Law or IFRS;

(h)	create, allot or issue, or allow to be created, allotted or issued, any share capital of any Group Company or issue any instruments to a person other than a member of the Geoscience Business that give rise to the right of the holder to obtain shares in the relevant Group Company;

(i)	repay, redeem or repurchase, or allow to be repaid, redeemed or repurchased, any share capital of any Group Company to a person other than any member of the Geoscience Business;

(j)	declare, make or pay any dividend or other distribution to shareholders;

(k)	take any action to amend the articles of association of any Group Company or to procure a legal merger, legal demerger, insolvency, bankruptcy, dissolution or liquidation of a Group Company;

(l)	acquire or agree to acquire any share(s) or other interest in any company, joint-venture or partnership;

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(m)	commence or settle any litigation, arbitration or other legal proceedings representing an amount of more than EUR 100,000 (one hundred thousand euro) other than in the ordinary course of business;

(n)	collect its debts or pay its creditors other than in the ordinary course of business and consistent with past practice;

(o)	change the residence of a Group Company for Tax purposes or make any material Tax election;

(p)	make any loan (other than the granting of any trade credit in the ordinary course of business) to any person (other than another Group Company); or

(q)	authorise or enter into any agreement or commitment with respect to any of the actions set out under (a) through (p) above.

5.2.2	In any event a written response to a request for consent as set forth in Clause 5.2 (Consent matters) shall be provided by the Purchaser (such consent not to be unreasonably withheld or delayed), by e-mail to the designated Representative of the Seller’s Group within five (5) Business Days after the time of sending of the email. In the event such written response is not received within five (5) Business Days, consent will be deemed to have been given by the Purchaser to the designated Representative of the Seller’s Group.

5.3	Co-operation

5.3.1	The Purchaser shall not invoke the provisions of Clause 5.1 (General conduct of business) against the Seller or withhold its consent under Clause 5.2 (Consent matters) if such would materially adversely affect the value of the Geoscience Business.

5.3.2	It is further agreed and acknowledged that:

(a)	in applying and enforcing Clause 5.1 (General conduct of business) and Clause 5.2 (Consent matters), the Seller and the Purchaser shall act vis-à-vis each other in accordance with the principles of reasonableness and fairness giving due consideration to all relevant circumstances; and

(b)	if circumstances require immediate action from the Seller or the management of the Geoscience Business and the Seller is not reasonably able to timely request the consent of the Purchaser or await a response from the Purchaser to such request, the Seller shall inform the Purchaser of any such situation as soon as reasonably practicable thereafter.

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5.4	Geo Atlantic, Geo Barents and Geo Pacific Vessels and Seismic Equipment

5.4.1	The Parties agree that between Signing and the Completion Date, the Seller is allowed to sell and transfer the vessels Geo Atlantic, Geo Barents and/or Geo Pacific to a third party, in which case the Seller shall bear all associated costs including reorganisation costs in relation to such sale and transfer. The Seller is also allowed to charter the vessels Geo Atlantic and Geo Barents to a third party and/or terminate the charter. Any proceeds from the sale of such vessels above net book value shall be for the benefit of the Seller and may be retained by the relevant member of Seller’s Group and shall not be taken into account when calculating the Purchase Price.

5.4.2	In each case described in Clause 5.4.1, the Seller shall have the option to sell and transfer the related loose seismic equipment, provided that the consideration for such equipment exceeds the net book value. The excess of the net consideration above net book value may be retained by the relevant member of Seller’s Group and shall not be taken into account when calculating the Purchase Price.

5.4.3

The Parties further agree that in case (one or more of) the vessels Geo Atlantic, Geo Barents and/or Geo Pacific (including as the case may be the related loose seismic equipment) is sold or the charter is transferred to a third party or terminated within a period of six (6) months after Completion for a net consideration above the net book value, any excess of the net consideration above the net book value will be shared between the Seller and the Purchaser in such a way that the Seller will receive two-thirds (2/3rd) and the Purchaser will receive one-third (1/3rd) of the excess amount. The Purchaser will to the best of its abilities support any such sale, charter or termination.

5.5	WesternGeco Arrangement and Settlement

In respect of the license regarding WesternGeco methods and control systems for steering of marine seismic streamers and the key terms of use by the Purchaser and the WesternGeco settlement agreement Schedule 19 (WesternGeco Arrangement) shall apply.

5.6	Beethoven Project

In respect of the Beethoven Project Schedule 22 (Beethoven Project) shall apply.

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5.7	Access to the Geoscience Business

5.7.1	The Seller undertakes to procure that until the Completion Date or, if applicable and earlier, termination of this Agreement, the Business Sellers and the Group Companies shall allow the Purchaser and its representatives upon reasonable notice to the Seller, access during normal working hours to the premises, books and records of or relating to the Geoscience Business for the purposes of completing the Agreement and the transactions contemplated herein.

5.7.2	The obligation of the Seller under Clause 5.7.1 shall be subject to the right of the relevant member(s) of the Seller’s Group, acting reasonably, to refuse access to the Geoscience Business on the grounds that access:

(a)	would be contrary to any Law and/or the competition protocol to be developed jointly by the Seller and the Purchaser;

(b)	would cause undue disruption to the Geoscience Business’ operations; or

(c)	is, following reasonably sufficient explanation by the relevant management of the relevant Geoscience Business operations, deemed by the Seller to involve issues of commercial sensitivity and confidentiality such that access could materially damage the value or competitiveness of the relevant Business Asset or Group Company.

5.8	Audit rights Purchaser

The Seller and Seller’s Group shall provide reasonable access to the Purchaser, its representatives and its external auditor to the books, records and other information pertaining to the Geoscience Business for the purposes of the Agreement and the transactions contemplated herein.

5.9	Estimated statements

5.9.1	No later than ten (10) Business Days prior to the date set in Clause 6.1 (Completion date and place) for Completion, the Seller shall deliver to the Purchaser the Estimated Working Capital Statement and the Estimated Indebtedness Statement.

5.9.2	The Estimated Working Capital Statement and the Estimated Indebtedness Statement shall be drawn up in the form set out in Schedule 10 (Completion statements and Reporting Accountants).

5.9.3	Any amounts included in the determination of the Estimated Working Capital Statement or Estimated Indebtedness Statement in currencies other than euro

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shall be translated into euro at the exchange rates as determined by the Seller at the date of drawing up the Estimated Working Capital Statement or Estimated Indebtedness Statement.

5.9.4	For purposes of the calculation and allocation of the Estimated Purchase Price, the Estimated Working Capital Statement and the Estimated Indebtedness Statement shall not be subject to review by the Purchaser and shall be final and binding on the Parties.

5.10	Key Employees

The Seller and the Purchaser shall use their reasonable best efforts to procure that each Key Employee agrees to remain with the Geoscience Business post-Completion.

5.11	Insurances

5.11.1	Until Completion, the Seller shall procure that all insurance policies of the Group Companies which are due to terminate or expire prior to Completion will be renewed, extended or allowed to terminate or expire in accordance with past practice.

5.11.2	The Seller shall provide reasonable assistance to the Purchaser and access to information in connection with previous insurance policies of the Seller and the Group Companies for the purpose of assessing the requirements of new insurance policies, to be entered into by the Purchaser in accordance with Clause 8.1 (Insurance).

5.12	Co-operation for the financing of Transaction

5.12.1	The Seller undertakes, from the date hereof until Completion, to provide, and, to the extent relevant, to procure that management of the Geoscience Business provides, the Purchaser with such co-operation as the Purchaser may reasonably request in order for the Purchaser to complete a bank loan financing and/or one or more offerings of (i) preferential subscription rights or other equity interests to its existing shareholders or (ii) debt securities (including convertible debt securities) in a Rule 144A/Regulation S private placement or an offering registered under the US Securities Act, for purposes of financing the Purchase Price (collectively, the “Financing”), including:

(a)	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

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(b)	providing to the Purchaser using best efforts to do so by on 1 December 2012 at the latest, the 2011 Accounts (and annual accounts for the Geoscience Business for such additional prior fiscal years, prepared and audited on the same basis as the 2011 Accounts, as may be required by Regulation S-X (without giving effect to Rule 3-05(b)(4) thereof) or, if not required by such regulation, to the extent required by independent auditors to provide customary comfort, including “negative assurance” comfort under Statement on Auditing Standards No 72) and the Q3 Accounts (and, if Completion has not occurred on or prior to 31 January 2013, providing to the Purchaser (i) by no later than 31 March 2013, the 2012 Accounts and (ii) thereafter, within 60 days following the end of each fiscal quarter, quarterly accounts prepared and reviewed on the same basis as the Q3 Accounts) together, in each case, with the corresponding reports from KPMG as statutory auditors of the Seller and, where required, KPMG’s consent for use of such reports in any information memorandum, prospectus or offering circular and other customary marketing materials prepared for the purpose of the Financing in accordance with applicable securities and other laws and customary practices (the “Offering Documents”);

(c)	co-operating with the Purchaser and its auditors for the drafting of the sections related to the description of the Geoscience Business and the preparation of the auditor’s report and related pro forma financial statements for the Purchaser and the Geoscience Business for the financial year 2011, H1 2012 and Q3 2012 (and, if Completion has not occurred on or prior to 31 January 2013, the financial year 2012 and any applicable fiscal quarter thereafter) to be included in any Offering Documents;

(d)	co-operating with the Purchaser and its auditors in obtaining customary comfort (including “negative assurance” comfort under Statements on Auditing Standards No. 72) from KPMG as statutory auditors of the Seller with respect to the financial information relating to the Geoscience Business to be included in any Offering Documents;

(e)	co-operating in responding to questions and comments that the AMF, the SEC or any other regulatory authority may have in respect of any Offering Documents;

(f)	in connection with any Financing completed prior to Completion, delivering customary closing documents as reasonably requested by the relevant lenders, underwriters, initial purchasers or placement agents, which shall include, among other things, closing certificates; and

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(g)	co-operating in listing any securities issued in connection with the Financing on a securities exchange as the relevant underwriters, initial purchasers or placement agents may determine.

5.12.2	The fees and costs incurred by the Seller in relation to those activities set forth in or relating to Clause 5.12.1 shall be borne by the Purchaser. To the extent the Q3 Accounts are the accounts which form the basis of the Purchase Price (for the avoidance of doubt, this applies if a locked box mechanism with effective date 30 September 2012 is incorporated), the fees and costs incurred by the Seller in relation to those activities set forth in Clause 5.12.1 shall be borne by the Seller and the Purchaser equally to the extent these fees and costs are related to the compilation of Q3 Accounts in accordance with IFRS and the specific accounting policies of the Seller. Any other fees and costs incurred by the Seller in relation to Clause 5.12.1 shall be borne by the Purchaser.

5.13	Notary Letter

The Seller and the Purchaser shall execute the Notary Letter within two (2) Business Days after the date on which the satisfaction or waiver under Clause 4.9 (Benefit, satisfaction and waiver of Completion Conditions) of the Completion Conditions occurs.

6	COMPLETION

6.1	Completion date and place

The Seller and the Purchaser shall use all reasonable endeavours to procure that Completion occurs on or prior to 31 December 2012. Subject to Clause 4 (Completion Conditions), Completion shall take place at the offices of De Brauw Blackstone Westbroek N.V., Claude Debussylaan 80, (1082 MD) Amsterdam, the Netherlands, commencing at 11:00 AM CET on the tenth (10th) Business Day after the date on which the satisfaction or waiver under Clause 4.9 (Benefit, satisfaction and waiver of Completion Conditions) of the Completion Conditions occurs, or at such other date, time or location as may be agreed in writing by the Seller and the Purchaser.

6.2	Completion actions

At Completion, subject to the Notary Letter, the Seller and the Purchaser shall procure that the following actions are taken in the following sequence:

(a)

the Purchaser shall transfer, or shall procure the transfer of, an amount equal to the Cash Payment to account no. [—], in the name of De Brauw Blackstone Westbroek N.V. Kwaliteitsrekening, with reference to

EXECUTION VERSION

“Project Bison”. The amount due must be credited to the account no later than 10:00 AM CET on the Completion Date and with value on the Completion Date;

(b)	the Notary will confirm that an amount equal to the Cash Payment has been received in account no. [—], in the name of De Brauw Blackstone Westbroek N.V. Kwaliteitsrekening and will hold this sum for and on behalf of the Purchaser until the transfer of the Geoscience Business;

(c)	if required pursuant to Clause 3.3.1(a), the Seller and the Purchaser shall execute and exchange executed copies of the Vendor Loan agreement according to the key terms included in Schedule 21 (Key terms of Vendor Loan);

(d)	the Seller and the Purchaser shall exchange executed copies of the Joint Venture Agreement and if the Completion Condition set out in Clause 4.1.4 is not waived by the Seller, evidence of the completion of the Joint Venture Agreement;

(e)	the Seller and the Purchaser shall exchange executed copies of the MC Library Selling and Marketing Agreement;

(f)	if the Technological and Commercial Agreement has been executed, the Seller and the Purchaser shall exchange executed copies of such agreement;

(g)	if the Transitional Services Agreement has been executed, the Seller and Purchaser shall exchange executed copies of such agreement;

(h)	those of the obligations set out in Schedule 7 (Completion Actions) for which each Party respectively is responsible and which are not addressed in the Local Transfer Documents, are performed for the transfer of the Geoscience Business;

(i)	the Local Transfer Documents are executed and/or delivered and/or made available, as the case may be, after which the Notary shall hold the Cash Payment for and on behalf of the Seller; and

(j)	the Notary shall transfer the Cash Payment on the Completion Date for same day value to an account of the Seller designated by the Seller.

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6.3	Repayment of Intra-Group Indebtedness

6.3.1	Within twenty (20) Business Days of Completion:

(a)	the Purchaser shall procure that each relevant Group Company repays to the relevant member of the Seller’s Group the Intra-Group Finance Payables of such Group Company, net of any Tax payable or that will become payable in connection with that repayment; and

(b)	the Seller shall procure that each relevant member of the Seller’s Group repays to each relevant Group Company the Intra-Group Finance Receivables of such Group Company,

in each case as set out in the Indebtedness Statement.

6.3.2	The repayments made pursuant to Clause 6.3.1 shall, to the extent legally permissible, be aggregated and discharged by way of set-off.

6.4	Breach of Completion obligations

6.4.1	If the Seller or the Purchaser breaches any obligation under Clause 6.2 (Completion actions), thereby a “Defaulting Party”, and such breach results in Completion not occurring in full compliance with Clause 6.1 (Completion date and place) and Clause 6.2 (Completion actions), then, in addition and without prejudice to any other rights and remedies available to them, the non-Defaulting Party shall be entitled to effect Completion on the Completion Date insofar as practicable having regard to the defaults that have occurred.

6.4.2	If on the date in accordance with Clause 6.1 (Completion date and place) on which Completion should occur, the Seller or the Purchaser is in breach of any of its respective obligations under Clause 6.2 (Completion actions), and such breach results in Completion not occurring in accordance with Clause 6.1 (Completion date and place) and Clause 6.2 (Completion actions), then, without prejudice to any other rights and remedies available to it, the non-Defaulting Party shall be entitled by Notice served on the Defaulting Party on or after the Completion Date in accordance with Clause 6.1 (Completion date and place) to terminate this Agreement (except for Clauses 1 (Definitions and Interpretation), 14 (Confidentiality), 15.2 (Entire Agreement) up to and including 15.13 (Notices) and 16 (Governing Law and Dispute Resolution) and the Seller and the Purchaser shall not be under an obligation to enter the Commercial Agreements.

6.4.3

Further to Clause 6.4.1 and Clause 6.4.2, in the event the non-Defaulting Party chooses, in such Party’s sole discretion, not to effect Completion in accordance with Clause 6.4.1 or to terminate the Agreement in accordance with Clause 6.4.2, a new date for Completion may be set by such non-Defaulting Party occurring in the period between five (5) and twenty (20) Business Days after the original date for Completion in accordance with Clause 6.1 (Completion date and place), in which case the provisions of Clause 6.2 (Completion

EXECUTION VERSION

actions) shall apply to Completion as so deferred. If on the new date set for Completion in accordance with this Clause 6.4.3, the Defaulting Party breaches any of its obligations under Clause 6.2 (Completion actions), the non-Defaulting Party shall be entitled by Notice served on the Defaulting Party to terminate this Agreement except for Clauses 1 (Definitions and Interpretation), 15 (Confidentiality), 16.2 (Entire agreement) up to and including 16.13 (Notices) and 17 (Governing Law and Dispute Resolution) with immediate effect without any liability on the Purchaser’s or the Seller’s part and the Parties shall not be under the obligation to execute the Commercial Agreements.

6.5	Acknowledgement of Notary and bank

The Parties acknowledge and agree that:

(a)	with reference to the Rules of Professional Conduct (Verordening beroeps- en gedragsregels) of the Royal Dutch Organisation of Civil Law Notaries (Koninklijke Notariële Beroepsorganisatie), (i) De Brauw Blackstone Westbroek N.V. acts as counsel to the Seller in connection with, or acts as counsel for or on behalf of the Seller in the event of any dispute relating to, this Agreement and any related agreement, and that (ii) the Notary will execute the notarial deeds connected with this Agreement (iii) the Notary is related to De Brauw Blackstone Westbroek N.V. as civil law notary;

(b)	they have engaged the Notary to effect the payments referred to in Clause 6.2 (Completion actions),;

(c)	each of the Parties approve of [—] as the bank to hold the amounts to be transferred in accordance with this Agreement on the Completion Date; and

(d)	In the event the transfer of the funds effected by the Notary set forth in Clause 6.2 (Completion actions) takes place on the Completion Date and not on a Business Day thereafter, the Parties recognize that the investigation by the Notary on the Completion Date into the state of insolvency or other insolvency laws with respect to the Seller and/or the Purchaser shall only apply with respect to the period until (but not including) the Completion Date. The applicability of any insolvency proceedings or other insolvency laws with respect to the Seller and/or the Purchaser on the Completion Date could affect the validity, binding effect or enforceability of any act performed pursuant to this Agreement or any other part of the Transaction. The Parties accept such risk and shall not hold the Notary nor De Brauw Blackstone Westbroek N.V. liable for the consequences of such effect.

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7	COMPLETION ADJUSTMENTS

7.1	Working Capital Statement and Indebtedness Statement

7.1.1	Within ninety (90) Business Days after the Completion Date, the Seller shall prepare and deliver to the Purchaser:

(a)	an unaudited consolidated statement prepared in the form set out in Paragraph 1 of Schedule 10 (Completion statements and Reporting Accountants) setting forth the Working Capital as per the Completion Date (the “Working Capital Statement”); and

(b)	an unaudited consolidated statement prepared in the form set out in Paragraph 2 of Schedule 10 (Completion statements and Reporting Accountants) setting forth the Indebtedness as per the Completion Date (the “Indebtedness Statement”).

7.1.2	The Working Capital Statement and Indebtedness Statement shall be based on the Working Capital Statement and Indebtedness Statement of each Group Company in accordance with Paragraph 3 and Annex 1 of Schedule 10 (Completion statements and Reporting Accountants).

7.1.3	The Working Capital Statement and Indebtedness Statement shall be delivered to the Purchaser at the same time, it being further agreed that:

(a)	if the Purchaser disagrees with the Working Capital Statement or the Indebtedness Statement, then the Purchaser shall within twenty (20) Business Days after receipt thereof, deliver notice of such disagreement to the Seller, such notice (the “Notice of Disagreement”) to specify (i) each line item in the relevant statement(s) with which the Purchaser disagrees, (ii) the amount of adjustment proposed by the Purchaser, and (iii) in reasonable detail, the reason for the Purchaser’s disagreement in respect of each such line item;

(b)	if the Purchaser does not deliver a Notice of Disagreement in terms of Clause 7.1.3(a), then the Working Capital Statement and the Indebtedness Statement shall be final and binding on the Seller (and each relevant other member of the Seller’s Group) and the Purchaser (and each relevant other member of the Purchaser’s Group) for all purposes;

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(c)	if the Purchaser delivers a Notice of Disagreement in terms of Clause 7.1.3(a), then:

(i)	at the election of the Seller, each line item in the Working Capital Statement and the Indebtedness Statement in respect of which the Purchaser does not deliver a Notice of Disagreement in accordance with Clause 7.1.3(a), shall be final and binding on the Seller (and each other member of the Seller’s Group) and the Purchaser (and each other member of the Purchaser’s Group) for all purposes; and

(ii)	the Seller and the Purchaser shall attempt in good faith to reach agreement in respect of those line items in the Working Capital Statement and/or the Indebtedness Statement in respect of which the Purchaser has thus given Notice of Disagreement, provided that if the Seller and the Purchaser are unable reach such agreement within twenty (20) Business Days of delivery of the Notice of Disagreement, the Seller or the Purchaser may by notice to the other require that those line items in the Working Capital Statement and/or the Indebtedness Statement that have been properly specified in the Notice of Disagreement in accordance with Clause 7.1.3(a) and subsequently have not been agreed upon between the Seller and the Purchaser within the aforesaid twenty (20) Business Days, be referred to the Reporting Accountants in accordance with Paragraph 4 of Schedule 10 (Completion statements and Reporting Accountants).

7.1.4	In order to enable the preparation and determination of the Working Capital Statement and the Indebtedness Statement, the Purchaser shall procure that all books and records relating to the Geoscience Business are kept up-to-date and, subject to reasonable notice, are made available to the Seller’s Representatives during normal office hours, and shall co-operate with the Seller’s Representatives with regard to the preparation and determination of the Working Capital Statement and the Indebtedness Statement. The Purchaser’s Group shall, insofar as it is reasonable to do so, make available the services of the employees of the Geoscience Business to assist the Seller in the performance of the Seller’s duties and exercise of the Seller’s rights under this Clause 7.1.

7.2	Adjustments to Purchase Price and repayment of Intra-Group Indebtedness

7.2.1	Working Capital adjustment:

(a)	if the Working Capital is 10% (ten percent) greater than the Base Working Capital, the difference shall on a euro for euro basis (i) be added to the Estimated Purchase Price and (ii) be paid in cash to the Seller by the Purchaser; or

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(b)	if the Working Capital is 10% (ten percent) less than the Base Working Capital, the difference shall on a euro for euro basis (i) be deducted from the Estimated Purchase Price and (ii) be paid in cash to the Purchaser by the Seller.

7.2.2	Cash Balances:

(a)	if the aggregate amount of the Cash Balances is less than the aggregate amount of the Estimated Cash Balances, the deficit shall on a euro for euro basis (i) be deducted from the Estimated Purchase Price and (ii) be paid in cash to the Purchaser by the Seller; or

(b)	if the aggregate amount of the Cash Balances exceeds the aggregate amount of the Estimated Cash Balances, the excess shall on a euro for euro basis (i) be added to the Estimated Purchase Price and (ii) be paid in cash to the Seller by the Purchaser.

7.2.3	Intra-Group Indebtedness:

(a)	if the Intra-Group Indebtedness exceeds the Estimated Intra-Group Indebtedness, the excess shall on a euro for euro basis (i) be deducted from the Estimated Purchase Price and (ii) be paid in cash to the Purchaser by the Seller; or

(b)	if the Intra-Group Indebtedness is less than the Estimated Intra-Group Indebtedness, the deficit shall on a euro for euro basis (i) be added to the Estimated Purchase Price and (ii) be paid in cash to the Seller by the Purchaser.

7.2.4	Third-Party Indebtedness:

(a)	if the Third-Party Indebtedness exceeds the Estimated Third-Party Indebtedness, the excess shall on a euro for euro basis (i) be deducted from the Estimated Purchase Price and (ii) be paid in cash to the Purchaser by the Seller; or

(b)	if its Third-Party Indebtedness is less than the Estimated Third-Party Indebtedness, the deficit shall on a euro for euro basis (i) be added to the Estimated Purchase Price and (ii) be paid in cash to the Seller by the Purchaser.

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7.2.5	Interest

Any payment to be made under this Clause 7.2 shall include interest thereon calculated from the day after the Completion Date to the day of payment, both days inclusive, at the Interest Rate.

7.2.6	Payment

(a)

The due date for any payment to be made under this Clause 7.2, shall be the fifth (5th) Business Day after the Indebtedness Statement or Working Capital Statement has been finally determined in accordance with Clause 7.1.3.

(b)	All payments (including interest payments) made under this Clause 7.2 shall be made on account of the Purchase Price and the allocation of the Purchase Price shall be adjusted in accordance with Clause 3.3.

(c)	To the extent legally permissible, the payments to be made pursuant to this Clause 7.2, shall be aggregated and discharged by way of set-off.

8	POST-COMPLETION OBLIGATIONS

8.1	Insurance

8.1.1	The Purchaser acknowledges and agrees that, subject Clause 5.11 (Insurances), as from the Completion Date all insurance cover provided in relation to the Geoscience Business pursuant to policies maintained by (any member of) the Seller’s Group, whether such policies are maintained with third party insurers or within the Seller’s Group, shall be terminated or shall no longer provide coverage to the Purchaser or any Group Company for any events, occurrences or accidents occurring after the Completion Date, and no third party or member of the Seller’s Group shall have any liability or responsibility for any such events, occurrences or accidents under such policies occurring after the Completion Date.

8.1.2	If in the period as of the Completion Date up to 12:00 pm CET on the date which is six (6) months after the Completion Date, the Purchaser becomes aware of any events, occurrences or accidents that occurred prior to the Completion Date and pursuant to which any Group Company incurred damages that may be covered by any insurance policy of the Seller, the Seller shall:

(a)

use its reasonable efforts to, at the expense of the Purchaser, report such damages to the insurer and (subject to the insurer accepting to review the claim) seek compensation for such damages under such insurance policy, provided the Purchaser shall cooperate with the

EXECUTION VERSION

Seller and shall procure that the relevant Group Companies make available to the Seller all information and documentation reasonably necessary to report and/or claim such damages; and

(b)	pay to the Purchaser any material claim amounts it may receive from the insurer under such insurance policy,

provided the Purchaser has notified the Seller as soon as reasonably practicable after becoming aware of any such event, occurrence or accident, but in any event within six (6) months after the Completion Date.

8.2	Indemnity for Business Liabilities and Excluded Liabilities

8.2.1	The Purchaser shall indemnify and keep indemnified the Seller against:

(a)	all Business Liabilities and any liability incurred by the Business Sellers arising from the conduct by the Business Purchasers after Completion including any such liability which becomes a liability of the Business Sellers by virtue of any Law; and

(b)	any Losses which the Business Sellers may suffer by reason of the Business Sellers taking any reasonable action to avoid, resist or defend against any liability referred to in Clause 8.2.1(a).

8.2.2	The Purchaser shall not be liable under Clause 8.2.1 to the extent that:

(a)	the Business Purchasers have or would have (in either case disregarding Clause 11 (Liability)) a claim or right of action against, or a right to indemnification, from the Seller or any other Business Seller under this Agreement or any Local Transfer Document in respect of the liability in question; or

(b)	the Business Sellers have a right of recovery under any insurance policy of the Seller’s Group and fail to pay the proceeds actually received under such policy to the Business Purchasers in accordance with this Agreement.

8.2.3	The Seller shall indemnify and keep indemnified the Purchaser against:

(a)	any Excluded Liability; and

(b)	any Losses which the Purchaser or the Business Purchasers may suffer by reason of the Purchaser or the Business Purchasers taking any reasonable action to avoid, resist or defend against any Excluded Liability.

EXECUTION VERSION

8.3	Conduct of Claims regarding Business Liabilities

8.3.1	If any Share Seller or Business Seller becomes aware after Completion of any claim which constitutes or may constitute a Business Liability, the Seller shall, or shall procure that the relevant Share Seller or Business Seller shall, as soon as reasonably practicable (but in any event within such period as will afford the Relevant Purchaser reasonable opportunity of requiring the Share Seller or Business Seller to lodge a timely appeal) give Notice thereof to the Purchaser and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Purchaser.

8.3.2	The Share Seller or Business Seller shall take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Business Liability subject to the Seller being indemnified and secured to its reasonable satisfaction by the Purchaser against all Losses which may thereby be incurred. In connection therewith the Seller shall make or procure to be made available to the Purchaser or its duly authorised agents on reasonable notice during normal business hours all reasonably relevant books of account, records and correspondence relating to the Geoscience Business which have been retained by the Share Seller or Business Seller (and shall permit the Purchaser to take copies thereof) for the purposes of enabling the Purchaser to ascertain or extract any information relevant to the claim.

8.4	Conduct of Claims regarding Excluded Liabilities

8.4.1	If any Relevant Purchaser becomes aware after Completion of any claim which constitutes or may constitute an Excluded Liability or which could give rise to a liability for a member of the Purchaser’s Group in respect of which it is entitled to be indemnified by the Seller, the Purchaser shall as soon as reasonably practicable (but in any event within such period as will afford the Seller reasonable opportunity of requiring the Relevant Purchaser to lodge a timely appeal) give Notice thereof to the Seller and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior agreement of the Seller.

8.4.2

The Relevant Purchaser shall take such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability subject to the Purchaser being indemnified and secured to its reasonable satisfaction by the Seller against all Losses which may thereby be incurred. In connection therewith the Purchaser shall make or procure to be made available to the Seller or its duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to the Geoscience Business which are in the possession of the

EXECUTION VERSION

Relevant Purchasers (and shall permit the Seller to take copies thereof) for the purposes of enabling the Seller to ascertain or extract any information relevant to the claim.

8.5	Release of guarantees

8.5.1	Subject to Completion, the Purchaser shall procure, with effect from the Completion Date or as soon as practicable thereafter, the release of the Seller and any other member of the Seller’s Group from any (joint and/or several) guarantees given by, assumed by or binding upon the Seller or any other member of the Seller’s Group in relation to any Group Company or Business Asset. Pending such release, the Purchaser shall indemnify, defend and hold harmless the Seller and, as an irrevocable third-party stipulation (onherroepelijk derdenbeding), the other members of the Seller’s Group against all amounts paid by any of them pursuant to any such guarantees.

8.5.2	Subject to Completion, the Seller shall procure, with effect as of Completion or as soon as practicable thereafter, the release of each Group Company from any (joint and/or several) guarantees given by, assumed by or binding upon that Group Company in relation to any liability of the Seller or any other member of the Seller’s Group. Pending such release, the Seller shall indemnify, defend and hold harmless the Purchaser and, as an irrevocable third-party stipulation (onherroepelijk derdenbeding), the Relevant Purchasers and Group Companies against all amounts paid by any of them pursuant to any such guarantees.

8.6	Trade receivables/payables; Post-Completion receipts

8.6.1	The Seller and the Purchaser shall each procure that any trade payables (other than indebtedness that is part of Intra-Group Finance Receivables or Intra-Group Finance Payables) incurred in the ordinary course of trading (handelsdebiteuren) prior to Completion between the Group Companies and the Seller’s Group and outstanding at Completion, shall be settled in cash in accordance with the usual terms and conditions of trading between such entities or, if there are no such terms, within thirty (30) days of invoice.

8.6.2	If at any time after the Completion Date, any member of the Seller’s Group receives any amount in respect of any receivable of a Group Company, then the Seller shall procure that the relevant member of the Seller’s Group pays the amount received, less reasonable administrative expenses, to the relevant Group Company, as soon as reasonably practicable.

8.6.3	If at any time after the Completion Date, any member of the Purchaser’s Group receives any amount in respect of any receivable of any member of the Seller’s Group, then the Purchaser shall procure that the Relevant Purchaser pays the amount received, less reasonable administrative expenses, to the relevant member of the Seller’s Group, as soon as reasonably practicable.

EXECUTION VERSION

8.7	Use of name

8.7.1	The Purchaser shall use reasonable best efforts to as soon as practicable after Completion, but in any event within six (6) months after Completion, procure that, (i) each of the Group Companies changes its name so that it does not contain the name Fugro, or any abbreviation thereof or any name or lettering which is likely to be confused with the same, and (ii) the Seller is furnished with appropriate written evidence of such change.

8.7.2	The Purchaser shall not, and shall procure that no member of the Purchaser’s Group and/or a Relevant Purchaser shall, after Completion, use in any way whatsoever, by means of trade names, domain names, registered or unregistered trademarks, logos or otherwise, the name Fugro or any name or lettering which is confusingly similar to the same. Notwithstanding the foregoing provisions of this Clause 8.7.2, the Purchaser shall use reasonable best efforts to as soon as practicable after Completion, but in any event within six (6) months after Completion, procure that the name Fugro is removed from all products, business stationery and other assets held by any Group Company or acquired by the Purchaser pursuant to this Agreement, and from all premises occupied by the Purchaser, any other member of the Purchaser’s Group or any Relevant Purchaser.

8.8	Claim against ION

Prior or post-Completion, the Seller may choose to initiate a claim against its supplier ION. In the event the Seller chooses to initiate such claim, the Purchaser shall, and post-Completion shall procure that Fugro-Geoteam AS and Fugro-Geoteam, Inc. shall, provide the Seller with all reasonable assistance to pursue the claim. The Seller shall bear all associated costs. Any proceeds from the claim shall be for the benefit of the Seller and may be retained by the relevant member of Seller’s Group and shall not be taken into account when calculating the Purchase Price.

8.9	Retention of records

8.9.1	For a period of five (5) years as of Completion, or such longer period as may be prescribed by Law, the Purchaser shall retain all books, records and other written information relating to the Geoscience Business which are stored at the Properties at Completion or which are held by or on behalf of any Relevant Purchaser pursuant to Completion and, to the extent reasonably required by the Seller, the Purchaser shall allow the Seller, upon reasonable notice, access during normal office hours to such books, records and other information, including the right to inspect and make copies (at the Seller’s expense).

EXECUTION VERSION

8.9.2	For a period of five (5) years as of Completion, or such longer period as may be prescribed by Law, the Seller’s Group shall retain any books, records or other written information relating to the Geoscience Business which are not at the Properties at Completion or held by or on behalf of any Relevant Purchaser pursuant to Completion and, to the extent reasonably required by the Purchaser, the Seller shall allow the Purchaser, upon reasonable notice, access during normal office hours to such books, records and information, including the right to inspect and make copies (at the Purchaser’s expense).

9	WARRANTIES

9.1	Seller’s Warranties

9.1.1	The Seller represents and warrants to the Purchaser that the statements set out in Schedule 11 (Seller’s Warranties) (the “Seller’s Warranties”) are true, accurate and not misleading as at Signing and, also at Completion as if they had been repeated at Completion and on the basis that any express or implied reference in any such Seller’s Warranty to the date of this Agreement or the Signing Date shall be considered a reference to the Completion Date. Notwithstanding the above, with respect to the Seller’s Warranties set forth in Paragraph 3.2 and Paragraph 11.3 of Schedule 11 (Seller’s Warranties) these will apply only on the Completion Date and the Seller’s Warranties set forth in Paragraph 11.2 and 11.4 of Schedule 11 (Seller’s Warranties) will only apply at the date of this Agreement.

9.1.2	The Purchaser acknowledges and agrees that the Seller does not make any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion howsoever provided to the Purchaser or any of its Representatives.

9.1.3	The Purchaser acknowledges that no representations or warranties, express or implied, have been given or are given by the Seller other than the Seller’s Warranties and that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly set out in this Agreement.

9.2	Matters Disclosed

The Seller shall not be liable for a Breach of any Seller’s Warranty in respect of any matters Disclosed, provided that such matters are Disclosed in reasonably sufficient detail to enable a prudent individual who is knowledgeable in the relevant field reviewing the relevant information to have reasonably assessed the financial, legal, commercial or other relevance and consequences of such disclosure. This Clause 9.2 (Matters Disclosed) shall not apply to any liability of the Seller under Clause 10 (Indemnity) or Schedule 12 (Tax).

EXECUTION VERSION

9.3	Purchaser’s Warranties

The Purchaser represents and warrant to the Seller that the statements set out in Schedule 13 (Purchaser’s Warranties) (the “Purchaser’s Warranties”) are true, accurate and not misleading as at Signing and at Completion.

9.4	Exclusion of certain Dutch Civil Code provisions

The applicability of sections 7:17 and 7:20 up to and including 7:23 of the Dutch Civil Code is hereby excluded.

10	INDEMNITY

10.1	WesternGeco Arrangement

10.1.1	From the Completion Date, the Purchaser shall fully indemnify and hold the Seller harmless on a “euro for euro” basis or a “US Dollar for US Dollar” basis as the case may be against any sums to be paid by the Seller pursuant to the parent company guarantee dated 12 August 2012 between the Seller and WesternGeco L.L.C., in relation to the WesternGeco Arrangement.

10.1.2	The Seller shall fully indemnify and hold the Purchaser and the relevant Group Companies harmless on a “euro for euro” basis or a “US Dollar for US Dollar” basis as the case may be for any and all liabilities, claims, costs and expenses in connection with the WesternGeco Arrangement which become due and payable prior to the Completion Date.

10.2	Tax indemnity

The Seller shall indemnify the Purchaser in accordance with Paragraph 2 of Schedule 12 (Tax).

10.3	Exclusion restrictions

For the avoidance of doubt, the liability of the Seller and the procedure for claims under this Clause 10 (Indemnity), including for the avoidance of doubt, the Tax Indemnity in Paragraph 2 of Schedule 12 (Tax), will not be limited, qualified or determined in any respect by Clause 11 (Liability) or Clause 13 (Claims) respectively.

EXECUTION VERSION

11	LIABILITY

11.1	Liability of the Seller

11.1.1	Subject to the provisions of this Clause 11 (Liability) and any other applicable limitations of liability, in the event that a Seller’s Warranty is untrue, not accurate or misleading (in each case, to be deemed a “Breach of the Seller’s Warranties”), the Purchaser shall as its sole and exclusive remedy have the right, after the Completion Date, to claim the Losses suffered or incurred by the Purchaser as a result, or, where applicable, to claim under the indemnities set out in Clause 9 (Indemnity), and shall not have the right to terminate or rescind this Agreement, or claim specific performance (nakoming) other than specific performance in respect of Clause 15.2.2.

11.1.2	For the purposes of this Clause 11.1 (Liability of the Seller), Losses suffered by a Group Company or a Relevant Purchaser as a result of a Breach of any Seller’s Warranty shall, subject to any applicable limitations of liability, be deemed to be Losses suffered by the Purchaser or a Relevant Purchaser.

11.2	Time limitations

The Seller shall not be liable for a claim for Losses suffered or incurred by the Purchaser and/or any Relevant Purchaser as a result of Breach of any Seller’s Warranty (the “Seller’s Warranty Claim”) unless a notice of such Seller’s Warranty Claim is given by the Purchaser to the Seller specifying the matters set out in Clause 13.2 (Notification of claims):

(a)	in the case of any claim for Paragraphs 1 (Ownership of the Shares, incorporation, authority, corporate action) and 2 (Corporate information) of Schedule 11 (Seller’s Warranties), no time limit applies;

(b)	in the case of any claim for Paragraph 17 (Tax) of Schedule 11 (Seller’s Warranties), prior to six (6) months after expiry of the statutory limitation period applicable in the relevant jurisdiction for the Tax matter giving rise to such claim; and

(c)	in the case of any other claim under or otherwise in connection with this Agreement, within fifteen (15) months after the Completion Date.

11.3	Minimum claims

Subject to any other limitations set out in this Agreement, the Seller shall only be liable for any individual Seller’s Warranty Claim, or a series of Seller’s Warranty Claims arising from substantially the same facts or circumstances, to the extent that the liability agreed or determined in respect of any such Seller’s Warranty Claim or series of Seller’s Warranty Claims exceed an amount of EUR 1,000,000 (one million euro), and then for the full amount.

EXECUTION VERSION

11.4	Aggregate minimum claims

Subject to Clause 11.3 (Minimum claims) and any other limitations set out in this Agreement, the Seller shall only be liable under or otherwise in connection with this Agreement in respect of any claim to the extent that the aggregate amount for which the Seller would otherwise be liable under or otherwise in connection with this Agreement, exceeds an amount of EUR 10,000,000 (ten million euro), and then for the full amount. For the avoidance of doubt, the limitations of this Clause 11.4 shall not apply in respect of a claim under Clause 10 (Indemnity).

11.5	Maximum liability

The aggregate liability of the Seller in respect of any and all claims under or otherwise in connection with this Agreement shall not exceed an amount equal to 30% (thirty percent) of the Purchase Price.

11.6	Liability for Tax Warranties

11.6.1	Subject to Clause 11.6.2, the Seller shall not be liable for a claim for Losses suffered or incurred by a Group Company, the Purchaser and/or any Relevant Purchaser in respect of a breach of any Tax Warranty, if:

(a)	the Purchaser, a member of Purchaser’s Group or any Group Company could have avoided such Losses by carrying out or effecting any reasonable Event, in compliance with applicable Law, including making or amending any Tax Return or making or amending any Tax election; or

(b)	the Purchaser, a member of Purchaser’s Group and/or any Relevant Purchaser knew that an Event carried out or effected by the Purchaser, a member of Purchaser’s Group and/or any Relevant Purchaser or the Group Company after Completion would result in the Losses.

11.6.2	The Seller shall not be liable for a claim for the loss, non-availability, set-off or reduction of any Relief of a Group Company, other than the loss, non-availability, set-off or reduction of (i) a deferred tax asset in respect of loss carry forwards included in the Q3 Accounts resulting from a reassessment by a Tax Authority on the basis of costs that were taken into account in the calculation of the fiscal result not being deductible, and (ii) a Purchaser’s Relief, suffered or incurred by a Group Company as a result of a breach of any Seller’s Warranty.

11.6.3	Paragraphs 2.2 and 3 (Tax benefits) of Schedule 12 (Tax) shall apply mutatis mutandis to the Tax Warranties.

EXECUTION VERSION

11.7	Provisions

The Seller shall not be liable for any Seller’s Warranty Claim if and to the extent that a specific allowance, provision or reserve is made in the Accounts for the matter giving rise to the Seller’s Warranty Claim.

11.8	Matters arising after Signing

The Seller shall not be liable for any Seller’s Warranty Claims in respect of any matter, act, omission or circumstance to the extent that the same would not have occurred but for:

(a)	anything done or omitted to be done at the request or with the approval of the Purchaser or any other Relevant Purchaser;

(b)	any act or omission of the Purchaser or any other member of the Purchaser’s Group, or their respective Representatives or successors in title, after Completion, including any change in the nature or conduct of the business as carried on by the Geoscience Business at Completion;

(c)	the passing of, or any change in, any Law or administrative practice of any Governmental Authority after Signing, including any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually in effect at Signing; or

(d)	any change after Signing of any generally accepted interpretation or application of any Law.

11.9	Purchaser’s insurance

In case any Relevant Purchaser has a right of recovery under a policy of insurance in respect of the Losses suffered in relation to facts that constitute a Breach of a Seller’s Warranty and payment by the insurer of all or part of such Losses is actually received by a member of the Purchaser’s Group, the amount of the payment by the insurance company shall reduce the liability of the Seller for the relevant Breach of the Seller’s Warranty.

11.10	Net financial benefit

The Seller shall not be liable for any Seller’s Warranty Claims to the extent of any corresponding savings by or net financial benefit to the Purchaser or any Relevant Purchaser arising in respect of such Losses or the facts giving rise to such Losses provided that such savings or net financial benefit is actually realised in cash by the Purchaser or any Relevant Purchaser.

EXECUTION VERSION

11.11	Breaches capable of remedy

Notwithstanding anything to the contrary in this Agreement, the Seller shall not be liable towards the Purchaser under or otherwise in connection with this Agreement, other than in respect of a claim in respect of Tax which shall be subject to the exclusions contained in Schedule 12 (Tax), if and to the extent that a breach is capable of remedy and, after Notice of such breach is delivered by the Purchaser to the Seller as contemplated by Clause 13.1 (Notification of potential claims) and Clause 13.2 (Notification of claims), is remedied within a reasonable period, not to exceed forty (40) Business Days, after the date on which such notice is received by the Seller.

11.12	Mitigation of Losses

The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses.

11.13	Purchaser’s right to recover

11.13.1	If, before the Seller pays an amount in discharge of any Seller’s Warranty Claim under or otherwise in connection with this Agreement, any Relevant Purchaser is entitled to recover (whether by payment, set-off, discount, credit, relief, insurance or otherwise) from a third party (including the insurance company) a sum which indemnifies or compensates any Relevant Purchaser (in whole or in part) in respect of the Loss which is the subject matter of the Seller’s Warranty Claim, then at the election and in the sole discretion of the Seller:

(a)	the Purchaser shall procure that, before steps are taken to enforce a Seller’s Warranty Claim against the Seller following notification under Clause 13.2 (Notification of claims) all reasonable steps are taken to enforce recovery against the third party, and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such Seller’s Warranty Claim to the extent of such recovery; or

(b)	the Purchaser shall procure that all such rights of recovery of the Relevant Purchaser are ceded to the Seller, or another member of the Seller’s Group as designated by the Seller.

11.13.2

If the Seller has paid an amount in discharge of any Seller’s Warranty Claim under or otherwise in connection with this Agreement and any Relevant Purchaser is subsequently entitled to recover (whether by payment, set-off,

EXECUTION VERSION

discount, credit, relief, insurance or otherwise) from a third party (including the insurance company) a sum which indemnifies or compensates any Relevant Purchaser (in whole or in part) in respect of the Loss which is the subject matter of the Seller’s Warranty Claim, then at the election and in the sole discretion of the Seller:

(a)	the Purchaser shall procure that all steps are taken to enforce such recovery and shall, or shall procure that the Relevant Purchaser shall, pay to the Seller, as soon as practicable after receipt, an amount equal to:

(i)	any sum recovered from the third party less any costs and expenses reasonably incurred in obtaining such recovery and less any Taxation attributable to it or, if less;

(ii)	the amount previously paid by the Seller to the Purchaser or any Relevant Purchaser less any Taxation attributable to it; or

(b)	the Purchaser shall procure that all such rights of recovery of the Relevant Purchaser are ceded to the Seller, or another member of the Seller’s Group as designated by the Seller.

11.14	No double claims

The Seller shall not be liable under or otherwise in connection with this Agreement more than once in respect of the same Loss.

11.15	Liability of the Purchaser

In the event a Purchaser’s Warranty is untrue, inaccurate or misleading on the date on which the same is given, the Purchaser shall be liable to the Seller for the Losses suffered or incurred by the Seller as a result.

11.16	Fraud

None of the limitations contained in this Clause 10 (Liability) shall apply to any Seller’s Warranty Claim which arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud or wilful misconduct by the Seller or a member of the Seller’s Group.

11.17	Singular liability and right to claim

11.17.1

None of the Share Sellers or the Business Sellers, with the exception of the Seller, shall have any liability under this Agreement, it being agreed that the Seller shall be fully liable under this Agreement for any breach (including any Breach of any Seller’s Warranties) thereof by any of the Share Sellers or the

EXECUTION VERSION

Business Sellers. Only the Purchaser may seek recourse against the Seller for a breach (including a Breach of any Seller’s Warranties) by the Seller, a Share Seller or a Business Seller of its obligations under this Agreement.

11.17.2	None of the Share Purchasers or the Business Purchasers, with the exception of the Purchaser, shall have any liability under this Agreement, it being agreed that the Purchaser shall be fully liable under this Agreement for any breach thereof by any of the Share Purchasers or the Business Purchasers. Only the Seller may seek recourse against the Purchaser for breach by Purchaser, a Share Purchaser or a Business Purchaser of its obligations under this Agreement.

11.17.3	Notwithstanding the provisions of Clauses 11.17.1 and 11.17.2 a third party stipulation (derdenbeding) expressly identified as such in this Agreement, shall be for the benefit of and enforceable by the relevant third parties, provided that the Parties exclude the applicability of the articles 6:254, 6:255 and 6:256 of the Dutch Civil Code.

12	TAX

The provisions of Schedule 12 (Tax) shall apply in respect of Taxes.

13	CLAIMS

13.1	Notification of potential claims

Without imposing additional time limits to those set out in Clause 11.2 (Time limitations) above, if the Purchaser becomes aware of any matter or circumstance that may give rise to a claim against the Seller under or otherwise in connection with this Agreement then the Purchaser shall as soon as reasonably practicable after becoming aware of any such matter or circumstance, but in any event within twenty (20) Business Days of becoming aware of such matter or circumstance, deliver a notice to the Seller setting out such information as is available to any Relevant Purchaser as is reasonably necessary to enable the Seller to assess the merits of the claim, to act to preserve evidence and to make such provision as the Seller may consider necessary. The failure of the Purchaser to give notice within the time limits referred to in this Clause 13.1 (Notification of potential claims) shall not release the Seller of its liability, except for the amount of Losses that is the direct or indirect result of such failure to give notice within these time limits.

13.2	Notification of claims

Without prejudice to Clause 13.1 (Notification of potential claims), notices of claims under or otherwise in connection with this Agreement shall be given by

EXECUTION VERSION

the Purchaser to the Seller within the time limits specified in Clause 11.2 (Time limitations), specifying full information of the legal and factual basis of the claim and the evidence on which the Purchaser relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

13.3	Commencement of proceedings

Any claim notified to the Seller shall be deemed, if it has not been previously satisfied, settled or withdrawn, to be irrevocably withdrawn:

(a)	nine (9) months after the notice is given pursuant to Clause 13.2 (Notification of claims), unless legal proceedings in respect of it have been formally commenced;

(b)	in case a claim is contingent or conditional, three (3) months after the claim for which the notice is given pursuant to Clause 13.2 (Notification of claims) ceases to be contingent or conditional, unless legal proceedings in respect of it have been formally commenced; and

(c)	if legal proceedings commenced pursuant to (a) or (b) above are not being and continue to be pursued with reasonable diligence.

13.4	Investigation by the Seller

In connection with any matter or circumstance notified by the Purchaser to the Seller pursuant to Clause 13.1 (Notification of potential claims) or Clause 13.2 (Notification of claims):

(a)	the Relevant Purchasers shall allow the Seller and its financial, accounting, legal and other advisors to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is or may be payable in respect of such claim; and

(b)	the Purchaser shall disclose to the Seller all information of which the Purchaser or any Relevant Purchaser is aware which relates to the claim, and shall procure that all Relevant Purchasers give all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, in each case as the Seller or its financial, accounting, legal or other advisors may reasonably request.

EXECUTION VERSION

13.5	Procedure for third-party claims

13.5.1	If a claim notified to the Seller is a result of or connected with a claim by or liability to a third party against or owed by any Relevant Purchaser, then:

(a)	no admissions in relation to such third-party claim shall be made by or on behalf of the Purchaser or any Relevant Purchaser and the claim shall not be compromised, disposed of or settled without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed;

(b)	the Seller shall be entitled to take such action as it deems necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including making counterclaims or claims against third parties) in the name of and on behalf of the Purchaser or Relevant Purchaser concerned and to control the conduct of any related proceedings, negotiations or appeals; and

(c)	where the Seller has issued a notice pursuant to Clause 12.5.1(b), the Relevant Purchasers shall give all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller may reasonably request for the purpose referred to in Clause 12.5.1(b), including instructing such professional or legal advisors as the Seller may nominate to act on behalf of the Purchaser or Relevant Purchaser concerned but in accordance with the Seller’s instructions, it being agreed that the Seller shall keep the Purchaser informed of all relevant matters relating to the claim and shall forward or procure to be forwarded to the Purchaser copies of all material external correspondence relating to the claim other than such correspondence as is subject to legal professional privilege of the Seller or any member of the Seller’s Group.

13.6	Third-party stipulation limitation

The provisions of this Clause 13 (Claims) shall apply mutatis mutandis to any claim made by a third party under a third-party stipulation included in this Agreement.

14	RESTRICTIONS

14.1	Restrictions on the Seller

14.1.1	The Seller undertakes with the Purchaser to procure that no member of the Seller’s Group or its Affiliates shall, during the Restricted Period:

(a)	undertake any Restricted Activity; or

EXECUTION VERSION

(b)	induce or seek to induce any Restricted Employee to become employed whether as employee, consultant or otherwise by any member of the Seller’s Group, whether or not such Restricted Employee would thereby commit a breach of his contract of service, provided that the placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 14 (Restrictions) provided that no member of the Seller’s Group encourages or advises such agency to approach any Restricted Employee.

14.1.2	The restrictions in Clause 14.1.1 shall not operate to prohibit any member of the Seller’s Group from:

(a)	undertaking a Restricted Activity after such time as the Purchaser’s Group and Relevant Purchasers cease to directly carry on a Restricted Activity;

(b)	fulfilling any obligation pursuant to this Agreement and any agreement entered into pursuant to this Agreement;

(c)	acquiring the whole or part of any business if the turnover attributed to a Restricted Activity does not represent more than 10% (ten percent) of the aggregate annual turnover of such acquired business;

(d)	undertaking a Restricted Activity covered under the Technological and Commercial Agreement where Purchaser is unable, or unable on a timely basis, to provide products or services against client specifications, or where Purchaser is unwilling or otherwise unable to undertake such Restricted Activity as per the Technological and Commercial Agreement; and

(e)	undertaking any Restricted Activity in the context of the Joint Venture Agreement or any of the other commercial contracts entered into under this Agreement and/or the Joint Venture Agreement.

14.2	Restriction on the Purchaser

The Purchaser shall not, and shall procure that the Purchaser’s Group and/or Relevant Purchasers shall not, during the Restricted Period actively induce or directly seek to induce any person employed in the Seller’s Group to become employed by any member of the Purchaser’s Group and/or Relevant Purchasers, provided that the placing of an advertisement of a post available to

EXECUTION VERSION

a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 14.2, provided that no member of the Purchaser’s Group and/or Relevant Purchasers instructs or encourages such agency to approach any such person.

14.3	Reasonableness of Restrictions

Both Parties agree that the restrictions contained in this Clause 14 (Restrictions) are reasonable and necessary for the protection of the interests of the Purchaser, the Group Companies and the Seller but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

15	CONFIDENTIALITY

15.1	Announcements

15.1.1	No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of the Seller or the Purchaser, or their respective Affiliates, without the prior written approval of the Seller or the Purchaser, respectively, except as may be required under Law, the rules of any officially recognised exchange or a binding decision of a court or another governmental authority.

15.1.2	The Seller and the Purchaser shall agree on the contents and the timing of any separate or joint press release in connection with the Transaction.

15.2	Confidentiality undertaking

15.2.1	The Confidentiality Agreement shall continue to have force and effect up to Completion in accordance with its terms.

15.2.2	Without prejudice to the terms and conditions of the Confidentiality Agreement and subject to Clause 15.1 (Announcements), each of the Parties shall, and shall use reasonable efforts to procure that its Affiliates and Representatives shall, treat as strictly confidential and not disclose or use any information contained in or received or obtained as a result of entering into this Agreement or any agreement entered into pursuant to this Agreement which relates to:

(a)	the provisions of this Agreement or any agreement entered into pursuant to this Agreement;

(b)	the negotiations relating to this Agreement or any such other agreement; or

(c)	the other Party to this Agreement or the business activities carried on by them or any of their Affiliates;

EXECUTION VERSION

unless the disclosure or use is required to vest the full benefit of this Agreement in any Party or is required pursuant to the Law, the rules of any officially recognised exchange or a binding decision of a court or another governmental authority.

16	MISCELLANEOUS

16.1	Further assurances

Each Party shall at its own costs and expenses from time to time execute such documents and perform such acts and things as the other Party may reasonably require to effect the Transaction and to give the Parties the full benefit of this Agreement.

16.2	Entire agreement

This Agreement contains the entire agreement between the Parties relating to the subject matter of this Agreement, to the exclusion of any terms implied by Law which may be excluded by contract, and supersedes any previous written or oral agreement between the Parties to this Agreement, with the exception of the Confidentiality Agreement, in relation to the matters dealt with in this Agreement.

16.3	No assignment

No Party may, without the prior written consent of the other Party, assign, grant any security interest over or otherwise transfer, in whole or in part, any of its rights and obligations under this Agreement.

16.4	Invalidity

If any provision in this Agreement is held to be illegal, invalid or unenforceable, in whole or in part, under any Law, then:

(a)	such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity or enforceability of the remainder of this Agreement shall not be affected; and

(b)	the Parties shall use reasonable efforts to agree a replacement provision that is legal, valid and enforceable to achieve so far as possible the intended effect of the illegal, invalid or unenforceable provision.

EXECUTION VERSION

16.5	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Agreement by signing any such counterpart.

16.6	Waiver

No waiver of any provision of this Agreement shall be effective unless such waiver is in writing and signed by or on behalf of the Party entitled to make such waiver.

16.7	Amendment

No amendment of this Agreement shall be effective unless such amendment is in writing and signed by or on behalf of each Party.

16.8	Third party rights

Save as expressly otherwise stated, this Agreement does not contain any stipulation in favour of a third party (derdenbeding). In the event that any stipulation in favour of a third party (derdenbeding) contained in this Agreement is accepted by any third party, such third party will not become a party to this Agreement.

16.9	No rescission

Without prejudice to Clause 6.4.2 and Clause 6.4.3, each Party waives its right to rescind (ontbinden) this Agreement, in whole or in part, on the basis of section 6:265 of the Dutch Civil Code or to request a competent court to amend this Agreement on the basis of section 6:230(2) of the Dutch Civil Code. Furthermore, a Party in error (dwaling) shall bear the risk of that error in making this Agreement.

16.10	Method of payment

16.10.1	Any payment under or otherwise in connection with this Agreement shall be effected by crediting for same day value the bank account specified by the Party entitled to the payment, reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected, on or before the due date for payment.

16.10.2	Payment of any amount in accordance with this Agreement shall be a good discharge to the payor (and those on whose behalf such payment is made) of its obligation to make such payment and the payor (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

EXECUTION VERSION

16.11	Costs

16.11.1	Unless this Agreement provides otherwise, all costs which a Party has incurred or must incur in preparing, concluding or performing this Agreement are for its own account.

16.11.2	All stamp, (real estate) transfer, registration, sales and other similar Taxes, duties, fees, imposts, levies and charges assessed on the transfer of the Group Companies, the Business Assets or the Business Liabilities and payable pursuant to Completion shall be borne by the Purchaser. For the avoidance of doubt, any Tax assessed on the income received or receivable by the Seller or by a member of the Seller’s group shall be borne by the Seller.

16.11.3	Any sum payable under or otherwise in connection with this Agreement shall be paid free and clear of all Tax Deductions except as required by Law.

16.11.4	All fees of the notary payable in connection with the Transaction shall be paid by the Purchaser.

16.12	Interest

If any Party defaults in the payment when due of any amount payable under or otherwise in connection with this Agreement, then the liability of that Party shall be increased to include interest on such amount from the date when such payment is due under or otherwise in connection with this Agreement until the date of actual payment (both days inclusive) at the Interest Rate.

16.13	Notices

16.13.1	Any notice, request, claim, demand and other communication between the Parties in connection with this Agreement (a “Notice”) shall be in writing and shall be given and shall be deemed to have been duly given if written in the English language and:

(a)	delivered personally (Notice deemed given upon receipt);

(b)	delivered by registered post (Notice deemed given upon confirmation of receipt); or

(c)	sent by an internationally recognized overnight courier service such as Federal Express (Notice deemed given upon receipt),

in each case with a copy by email, which copy shall not constitute a Notice.

EXECUTION VERSION

16.13.2	A Notice to a Party shall be sent to such Party at the address set out in Schedule 14 (Parties’ details for Notices) or such other person or address as such Party may notify to the other parties from time to time.

17	GOVERNING LAW AND DISPUTE RESOLUTION

17.1	Governing law

This Agreement and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and construed in accordance with the Laws of the Netherlands.

17.2	Jurisdiction and forum

17.2.1	The Parties irrevocably agree that all disputes which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it, including disputes concerning the existence and validity thereof, shall be finally and exclusively resolved in accordance with the arbitration rules of the Netherlands Arbitration Institute (Nederlands Arbitrage Institute).

17.2.2	The arbitral tribunal shall be composed of three (3) arbitrators of which at least one (1) shall be a lawyer with a Netherlands law degree or admitted to practise Netherlands law, each of them appointed in accordance with the applicable arbitration rules. The place of arbitration shall be Amsterdam, the Netherlands. The proceedings shall be conducted in the English language. The arbitral tribunal shall decide in accordance with the rules of law (naar de regelen des rechts). The right, if any, to discovery is excluded. Neither the Parties nor the arbitration institute may have the arbitral award published. The consolidation of the arbitral proceedings with other arbitral proceedings pending in the Netherlands, as provided for in section 1046 of the Dutch Code of Civil Procedure, is excluded.

17.3	Domicile

For the purpose of any dispute under or otherwise in connection with this Agreement, the Purchaser has irrevocably chosen domicile in the Netherlands to serve process in the Netherlands and to deliver any documents relating to dispute resolution at the Purchaser’s Lawyer.

EXECUTION VERSION

17.4	Other disputes

This Clause 17 (Governing Law and Dispute Resolution) shall also apply to disputes arising in connection with agreements that are connected with this Agreement, unless the relevant agreement expressly provides otherwise.

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EXECUTION VERSION

AGREED AND SIGNED ON 23 SEPTEMBER 2012:

Fugro N.V.
/s/ A. STEENBAKKER (Chairman Board of Management)	/s/ A. JONKMAN (Director)

Name: A. Steenbakker	Name: A. Jonkman
Title: Chairman Board of Management	Title: Director

CGGVeritas
/s/ J-G MALCOR (CEO)

Name: J-G Malcor
Title: CEO

EXECUTION VERSION

Schedule 1        Definitions and Interpretation

1	Definitions

Capitalised terms, including those used in the introduction and preamble of this Agreement, have the following meaning:

2011 Accounts means the audited consolidated financial statements in respect of the Geoscience Business for the twelve (12) month period ended on 31 December 2011 prepared on a carve-out basis in accordance with IFRS as issued by the IASB (or, if the Geoscience Business does not exceed the 30% significance threshold under Regulation S-X of the US Securities Act (“Regulation S-X”), IFRS as adopted by the European Union) and audited in accordance with US Generally Accepted Auditing Standards;

2012 Accounts means the audited consolidated financial statements in respect of the Geoscience Business for the twelve (12) month period ended on 31 December 2012 prepared on a carve-out basis in accordance with IFRS as issued by the IASB (or, if the Geoscience Business does not exceed the 30% significance threshold under Regulation S-X, IFRS as adopted by the European Union) and audited in accordance with US Generally Accepted Auditing Standards;

Accounting Principles means the accounting principles, policies, bases, practices, methods, conventions, judgments, estimates, rules and estimation techniques consistently applied by the Seller’s Group as set out in the Seller’s annual accounts for the year ended 31 December 2011, on page 98 and onwards;

Affiliate means the ultimate parent of a Party and any and all Persons with respect to which now or hereafter the ultimate parent of a Party, directly or indirectly, holds more than 50% (fifty percent) of the nominal value of the share capital issued, or more than 50% (fifty percent) of the voting power at general meetings, or has the power to appoint and to dismiss a majority of the directors or otherwise to direct the activities of such Person;

Agreement means this sale and purchase agreement including the Schedules;

Automatic Transfer Employees means all those persons who are immediately prior to Completion employed primarily in the operations by any member of the Seller’s Group (other than the Group Companies) and will transfer with the Geosciences Business by operation of relevant national Laws, Schedule 5 (Employees) containing details of the formal employer, name and country of location of each person who, as at Signing, is an Automatic Transfer Employee;

EXECUTION VERSION

Base Working Capital means an amount of EUR 106,000,000 (one hundred and six million euro);

Bid Value means an amount of EUR 1.2 billion (one billion and two hundred million euros);

Breach of the Seller’s Warranties or any similar expression shall include the circumstances set out in Clause 11.1 (Liability of the Seller);

Business Assets has the meaning set out in recital (D) and means all the rights and assets sold under Clause 2.1.1(b) or referred to in Schedule 3 (Business Assets), and Business Asset means any one of them or the relevant one of them, as the context requires;

Business Contracts means:

(a)	all contracts, undertakings, arrangements and agreements entered into at or prior to Completion, in relation to the Geoscience Business, to the extent that at Completion the same remain to be completed or performed or remain in force excluding:

(i)	employment and other agreements with Employees;

(ii)	contracts of insurance relating to the Geoscience Business; and

(iii)	agreements and arrangements (other than intra-group retained agreements) with any member of the Seller’s Group (excluding the Group Companies); and

(b)	all contracts entered into prior to Completion by any member of the Seller’s Group (excluding the Groups Companies and, in relation to the Geoscience Business, the Business Sellers) exclusively in relation to the operations, to the extent that at Completion such contracts have not been assigned to a Group Company and remain to be completed or performed or remain in force;

and “Business Contract” means any of them or the relevant one of them, as the context requires;

Business Day means a day which is not a Saturday, a Sunday or a public holiday in the Netherlands or France;

Business Inventory means, in relation to each Business, all raw materials, consumables, work in progress, part-processed stocks, finished goods, goods for resale and stock in transit, wherever located, physically allocated or separated for use exclusively in any part of that Business at Completion;

EXECUTION VERSION

Business Liabilities has the meaning set out in recital (D) and means, in relation to each Business, all Liabilities incurred by the relevant Business Seller in carrying on the Business and existing at Completion or arising, accruing or assessed after Completion whether known or unknown, reported or unreported, in respect of any period or in consequence of any transaction carried out in carrying on the Business prior to Completion, and “Business Liability” means any one of them or the relevant one of them, as the context requires;

Business Purchaser means, in relation to each Business Asset referred to Schedule 3 (Business Assets) the relevant person or company nominated by Purchaser in accordance with Clause 2.3.1 to acquire such Business Asset, and “Business Purchasers” means all such persons and companies jointly;

Business Receivables means, in relation to each relevant Business Asset, the aggregate of all amounts receivable, accrued or prepaid by or owed to the Seller in relation to such Business in respect of trading debtors at Completion, excluding any cash in hand, cash in transit, cash at bank and any current investments held by or on behalf of the Seller;

Business Seller means, in relation to each specified Business Asset set forth in Schedule 3 (Business Assets), the relevant person or company belonging to Seller’s Group identified in the second column of Schedule 3 (Business Assets), and “Business Sellers” means all such persons and companies jointly;

Cash Balances means any cash in hand, cash in transit, cash at bank, any current investments and bank deposits held at the Completion Date by or on behalf of any of the Geoscience Business as derived from the Indebtedness Statement;

Cash Payment has the meaning set out in Clause 3.3.1;

Commercial Agreements has the meaning set out in Clause 4.7.4;

Completion means the performance of the actions set out in Clause 6.2 (Completion actions);

Completion Conditions means the conditions set out in Clause 4.1 (Conditions) and Completion Condition means any one of them or the relevant one of them, as the context requires;

Completion Date means the date on which Completion commences;

EXECUTION VERSION

Confidentiality Agreement has the meaning set out in recital (C) of this Agreement;

Data Room means the virtual data room containing documents and information relating to the Geoscience Business up, the contents of which are enclosed as Schedule 15 (Data Room Index);

Defaulting Party has the meaning set out in Clause 6.4.1;

Disclosed means facts, matters or other information disclosed in the Disclosed Information;

Disclosed Information means any facts, matters or other information included or provided or referred to in (i) this Agreement, (ii) the information contained in the Data Room (including the Q&A), (iii) the documents and other written information provided to the Purchaser during and pursuant to the questions and answer sessions and/or during the Management Presentation (or the site visits), (iv) the information relating to the Geoscience Business which is in the public domain (including websites), and (v) any correspondence prior to the Signing Date between each of the Seller, any of their Affiliates, or any of their Representatives, on the one hand, and the Purchaser, any of its Affiliates, or any of their Representatives, on the other hand;

Encumbrance means any claim, charge, pledge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement to create any of the foregoing;

Estimated Cash Balances means the Seller’s estimate of the aggregate of the Cash Balances at the Completion Date, as set out in the Estimated Indebtedness Statement;

Estimated Indebtedness Statement means the statement to be prepared in accordance with Clause 5.9.1;

Estimated Intra-Group Indebtedness means the aggregate of the Estimated Intra-Group Finance Payables less the Estimated Intra-Group Finance Receivables;

Estimated Intra-Group Finance Payables means the Seller’s estimate of the Intra-Group Payables at the Completion Date, as set out in the Estimated Indebtedness Statement;

EXECUTION VERSION

Estimated Intra-Group Finance Receivables means the Seller’s estimate of the Intra-Group Receivables at the Completion Date, as set out in the Estimated Indebtedness Statement;

Estimated Purchase Price has the meaning set out in Clause 3.2 (Estimated Purchase Price);

Estimated Third-Party Indebtedness means the Seller’s estimate of the Third-Party Indebtedness at the Completion Date on the basis of the previous available month’s management accounts, as set out in the Estimated Indebtedness Statement;

Estimated Working Capital means the Seller’s estimate of the Working Capital at the Completion Date on the basis of the previous available month’s management accounts, as set out in the Estimated Working Capital Statement;

Estimated Working Capital Adjustment means the amount by which the Estimated Working Capital is greater than the Base Working Capital (in which case such amount shall be expressed as a positive figure) or by which it is less than the Base Working Capital (in which case such amount shall be expressed as a negative figure);

Estimated Working Capital Statement means the statement to be prepared in accordance with Clause 5.9.1;

EUR or euro means the official currency of the Netherlands as at the Signing Date, it being understood, however, that if such currency is no longer the official currency of the Netherlands at the date on which an amount becomes due and payable under or otherwise in connection with this Agreement, “EUR” or “euro” shall be deemed to refer to its equivalent in the official currency of the Netherlands at such date;

Excluded Liabilities means all Liabilities of the Business Sellers or the Seller’s Group other than the Business Liabilities, and Excluded Liability means any of them;

Filings has the meaning set out in Clause 4.1.1;

Financing has the meaning set out in Clause 5.12.1;

Geoscience Business has the meaning set out in recital (D);

Goodwill means the goodwill in relation to the Geoscience Business as at the Completion together with the exclusive right for the Purchaser to represent themselves as carrying on the business of the Geosciences Business in succession to the Seller;

EXECUTION VERSION

Governmental Authority means, to the extent it has jurisdiction in respect of the relevant matter, any judicial, legislative, executive, regulatory or competition authority of the Netherlands or any other jurisdiction, including the European Union;

Group Companies means the companies listed in Schedule 2 (Group Companies), and Group Company means any one of them or the relevant one of them, as the context requires;

Group Companies Assets has the meaning set out in Paragraph 5.1 of Schedule 11 (Seller’s Warranties);

Group Tax Relief means any right to allocate or reallocate Taxation or Reliefs between members of a group or consortium or other association for Taxation purposes including (without limitation) by way of (i) the surrender of losses, (ii) the surrender of Tax refunds, (iii) the surrender of relievable Tax, (iv) the ability to allocate or reallocate a profit, gain or loss for Taxation purposes, (v) the ability to rollover a gain on the assets of one member into the cost (for Taxation purposes) of the assets of another, (vi) the ability to allocate or reallocate any liability to settle Taxation; or (vii) the ability to disregard entities for Taxation purposes with the consequence that the Tax liability falls on a different entity;

Heads of Terms means the agreed form heads of terms of (i) the MC Library Selling and Marketing Agreement, a copy of which is included in Schedule 17 (Heads of terms MC Library Selling and Marketing Agreement), (ii) the Technological and Commercial Agreement, a copy of which is included in Schedule 18 (Heads of terms Technological and Commercial Agreement)and (iii) the Transitional Services Agreement, a copy of which is included in Schedule 20 (Framework Transitional Services Agreement);

Indebtedness Statement has the meaning set out in Clause 7.1.1;

Information has the meaning set out in Clause 4.7.4;

Interest Rate means three (3) month EURIBOR plus 2% (two percent) compounded on a daily basis;

Intra-Group Indebtedness means the aggregate amount of the Intra-Group Finance Payables minus the aggregate amount of the Intra-Group Finance Receivables;

EXECUTION VERSION

Intra-Group Finance Payables means all amounts owed by any Group Company to a member of the Seller’s Group in respect of loans and other indebtedness, including dividends, Intra-Group Service Fees and amounts due in respect of Tax paid by another member of the Seller’s Group on behalf of a Group Company (together in each case with accrued interest thereon), at the Completion Date, but excluding any trading debt and any item to be included in calculating the Cash Balances or the Third-Party Indebtedness, as derived from the Indebtedness Statement;

Intra-Group Finance Receivables means all amounts owed by a member of the Seller’s Group to any Group Company in respect of loans and other indebtedness, including Intra-Group Service Fees, and amounts due in respect of Tax paid by any Group Company on behalf of the Seller’s Group (together in each case with accrued interest thereon), at the Completion Date, but excluding any trading debt and any item to be included in calculating the Cash Balances or the Third-Party Indebtedness, as derived from the Indebtedness Statement;

Intra-Group Service Fees means any amount owed by or to any member of the Seller’s Group in respect of royalties, management services, and other service fees;

Joint Venture Agreement has the meaning set out in recital (G) of this Agreement;

Key Employee means seven (7) (which excludes Fugro Multiclient and OBN) Global business line managers;

Knowledge of the Managers or any similar expression means, with respect to any fact or matter, the actual knowledge the Managers;

Law means any applicable statute, law, treaty, ordinance, order, rule, directive, regulation, code, executive order, injunction, judgement, decree or other requirement of any Governmental Authority;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, Law or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety, and “Liability” means any one of them or the relevant one of them, as the context requires;

Local Transfer Documents has the meaning set out in Clause 2.4.1;

Long Stop Date has the meaning set out in Clause 4.11.1;

EXECUTION VERSION

Losses means all damage, losses, liabilities, costs (including reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, claims and demands assessed in accordance with section 6:95 et seq. of the Dutch Civil Code, but excluding any loss of profit, loss of revenue, loss of contract, loss of goodwill, loss of claim or any (other) indirect or consequential losses;

Management Presentation means the management presentation organised for the Purchaser and held in the course of July through August 2012;

Managers means seven (7) (which excludes Fugro Multiclient and OBN) Global business line managers and two (2) business line COO’s;

Material Adverse Effect means an effect that is materially adverse to the business, financial condition or results of operations of the Geoscience Business, in each case taken as a whole, provided that in no event shall any of the following be taken into account (alone or in combination with any other event identified in this provision) in determining whether there has been such a Material Adverse Effect:

(i)	any change in Law or accounting standards or interpretations thereof applicable to the Geoscience Business;

(ii)	any change in economic or business conditions or industry-wide or financial market conditions generally;

(iii)	any currency exchange rate fluctuations;

(iv)	any political conditions (including effects arising out of acts of terrorism, sabotage, armed hostilities or war) or other force majeure events; and

(v)	any loss of customers or suppliers of, or employees to, the Geoscience Business as a result of the execution of this Agreement or the announcement of the transactions contemplated hereby.

MC Library Selling and Marketing Agreement has the meaning set out in recital (G) of this Agreement;

Notary means civil law notary J.D.M. Schoonbrood or any other civil law notary of De Brauw Blackstone Westbroek N.V., or such notary’s substitute;

Notice has the meaning set out in Clause 16.13.1;

Notice of Disagreement has the meaning set out in Clause 7.1.3(a);

Offering Documents has the meaning set out in Clause 5.12.1(b);

EXECUTION VERSION

Parties means the Seller and the Purchaser, and “Party” means any one of them or the relevant one of them, as the context requires;

Person means an individual, a company or corporation, a partnership, a limited liability company, a trust, an association, a foundation or other legal entity or unincorporated organization, including a Governmental Authority;

Properties means all material real property owned or leased by the Geoscience Business at Signing;

Purchase Price has the meaning set out in Clause 3.1;

Purchaser has the meaning set out in the preamble of this Agreement;

Purchaser’s French Revolving Credit Agreement means the USD 200 million revolving credit agreement dated February 7, 2007, as amended from time to time, among the Purchaser, the guarantors named therein, Natixis, as facility agent, Credit Suisse, as collateral agent, and the lenders thereto.

Purchaser’s Group means the Purchaser, its Affiliates and their subsidiaries from time to time, including, after Completion, the Group Companies;

Purchaser’s Lawyer means Linklaters LLP Amsterdam;

Purchaser’s Relief means any Relief arising to a Group Company to the extent that it arises in respect of an Event occurring, or period commencing, after Completion;

Purchaser’s US Credit Agreement means the USD 140 million credit agreement dated January 7, 2012, as amended and restated from time to time, among CGGVeritas Services Holding (U.S.) Inc., the Purchaser and the other guarantors named therein, Credit Suisse, as administrative agent and collateral agent, and the lenders thereto.

Purchaser’s Warranties means the warranties given by the Purchaser to the Seller pursuant to Clause 9.3 (Purchaser’s Warranties) and Schedule 13 (Purchaser’s Warranties), and Purchaser’s Warranty means any one of them or the relevant one of them, as the context requires;

Q3 Accounts means the consolidated financial statements in respect of the Geoscience Business for the nine (9) month period ended on the Q3 Accounts Date prepared on a carve-out basis in accordance with IFRS as issued by the IASB (or, if the Geoscience Business does not exceed the 30% significance threshold under Regulation S-X, IFRS as issued by the European Union) and having been subject to a review pursuant to Statement on Auditing Standards No 100;

EXECUTION VERSION

Q3 Accounts Date means 30 September 2012;

Relevant Purchaser has the meaning set out in Clause 2.3.1;

Relief means any loss, allowance, credit, relief, deduction or set-off in respect of, or taken into account, or capable of being taken into account, in the calculation of a liability to, Taxation or any right to a repayment of Taxation;

Reporting Accountants means a firm of auditors to be agreed by the Parties within five (5) Business Days of a notice by the Seller to the Purchaser, or vice versa, requiring such agreement or, failing such agreement, to be nominated, on the application of the Seller or the Purchaser, by or on behalf of the chairman of the Royal Netherlands Institute of Chartered Accountants (‘NIVRA’);

Representative means any director, officer, employee, legal advisor, financial advisor, accountant or other agent, of the Party concerned;

Restricted Activity means the products and services provided by applying the methods and technology of the Group Companies at Completion, except:

(a)	the geophysical, geological and satellite data acquisition, processing, interpretation, analysis, and consulting products and services (onshore, nearshore and offshore) provided by applying the methods and technology of Fugro’s Survey and Geotechnical divisions at Completion. This includes a wide range of geophysical methods;

(b)	sales of the Seller’s existing library of seismic multi-client (the people and business are transferred, only the existing library stays behind, existing library includes projects started up before Completion);

(c)	products and services that are the outcome of the Beethoven project;

(d)	OBN seismic data acquisition, processing and interpretation as relates to the Seabed JV; or

(e)	Seabed and near seabed potential field, EM and electric data acquisition, processing and interpretation as relates to the Seabed JV;

Restricted Employee means any Employee who is employed by the Purchaser’s Group and/or any Relevant Purchaser, where applicable pursuant to Completion and who:

(a)	has access to trade secrets or other confidential information of the Geoscience Business;

EXECUTION VERSION

(b)	has participated in discussions relating to the Transaction; or

(c)	is any person listed in [document][4] of the Data Room;

Restricted Period means three (3) years commencing on the Completion Date, or such shorter period of time recognised by Law as being binding on the Seller, and the other members of the Seller’s Group;

Rights Issue has the meaning set out in Clause 3.3.1(a);

Second Vendor Loan means a EUR 225,000,000 (two hundred and twenty-five million euro) loan from the Seller to the Purchaser relating to the Joint Venture Agreement;

Seller has the meaning set out in the preamble of this Agreement;

Seller Termination MAC has the meaning set out in Clause 4.2.1;

Seller’s Group means the Seller, its Affiliates and their subsidiaries from time to time, excluding, after Completion, the Group Companies;

Seller’s Warranties means the warranties given by the Seller to the Purchaser pursuant to Clause 9.1 (Seller’s Warranties) as included in Schedule 11 (Seller’s Warranties), and Seller’s Warranty means any one of them or the relevant one of them, as the context requires;

Seller’s Warranty Claim has the meaning set out in Clause 11.2 (Time limitations);

Share Purchaser means, in relation to each Group Company referred to in Schedule 2 (Group Companies) the relevant person or company nominated by Purchaser in accordance with Clause 2.3.1 to acquire such Group Company, and “Share Purchasers” means all such persons and companies jointly;

Share Seller means, in relation to each of the Group Companies listed in Schedule 2 (Group Companies), the relevant person or company belonging to Seller’s Group identified in the second column of Schedule 2 (Group Companies), and “Share Sellers” means all such persons and companies jointly;

Signing means the signing by the Parties of this Agreement;

[4]	To be included in the four (4) week period after the date of this Agreement.

EXECUTION VERSION

Signing Date means the day on which the last Party has signed this Agreement;

Taxation or Tax means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, tonnage, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, custom duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), in respect of any person, whenever and wherever imposed, whether imposed by way of a withholding or deduction or otherwise and whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person, as well as all penalties and interest relating thereto;

Tax Authority means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any Law in relation to Taxation;

Tax Benefit means:

(a)	any Tax Refund actually received by a Group Company or a member of the Purchaser’s Group;

(b)	any reduction of Tax actually owed by a Group Company or a member of the Purchaser’s Group; and

(c)	the net present value of any future Relief, including, for the avoidance of doubt and not limited to, a Relief in the form of additional depreciation or amortisation allowances, at the level of any Group Company or member of the Purchaser’s Group. The net present value of such a future Relief will be calculated (i) using a discount rate of 10% (ten percent) per annum, (ii) as per the date any amount is due by the Seller to the Purchaser, (iii) on the basis of the then prevailing corporate income tax rates, and (iv) on the assumption that such Relief shall be used after any other available Relief;

Tax Deduction means any deduction or withholding for or on account of Tax;

Tax Indemnity means the indemnity relating to Taxation set out in Paragraph 2 of Schedule 12 (Tax);

Tax Refund means a rebate, refund or repayment in respect of Tax;

EXECUTION VERSION

Tax Return means any return, declaration, report or information relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof;

Tax Warranties means the warranties included in Paragraph 17 (Tax) of Schedule 11 (Seller’s Warranties);

Technological and Commercial Agreement has the meaning set out in recital (G) of this Agreement;

Territory means the geographical area in which the business of the Geoscience Business is operated as at the Completion Date;

Third Party Consents means all consents, licences, approvals, permits, authorisations or waivers required from third parties for the assignment or transfer to the relevant Business Purchaser of any of the Business Contracts and “Third Party Consent” means any one of them;

Third-Party Indebtedness means the aggregate amount, at the Completion Date, of all outstanding borrowings, including bank loans, overdrafts, bonds and other loans, and finance leases, as well as any amount owing, together in each case with accrued interest thereon (i) owed by any Group Company to any third party (including any Tax Authority) or (ii) owed by any third party (including any Tax Authority) to any Group Company (in which case the indebtedness shall be expressed as a negative figure), as derived from the Indebtedness Statement, and, for the purposes of this definition, third party shall exclude any member of the Seller’s Group;

Transaction has the meaning set out in recital (D) of this Agreement;

Transitional Services Agreement has the meaning set out in recital (G) of this Agreement;

VAT means within the European Union such Tax as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC and outside the European Union any Tax of a similar nature;

Vendor Loan means a EUR 335 million (three hundred and thirty five million euro) loan from the Seller to the Purchaser which shall be on the key terms as set out in Schedule 21 (Key terms of Vendor Loan);

WesternGeco Arrangement has the meaning set out in recital (G) of this Agreement;

EXECUTION VERSION

Working Capital means the net working capital of the Group as derived from the Working Capital Statement, but excluding, for the avoidance of doubt, all amounts in respect of (i) Cash Balances, (ii) Intra-Group Finance Receivables, (iii) Intra-Group Finance Payables, and (iv) Third-Party Indebtedness;

Working Capital Adjustment means the amount by which the Working Capital is greater than the Base Working Capital (in which case such amount shall be expressed as a positive figure) or by which the Working Capital is less than the Base Working Capital (in which case such amount shall be expressed as a negative figure);

Working Capital Statement means an unaudited consolidated statement prepared in the form set out in Paragraph 1 of Schedule 10 (Completion statements and Reporting Accountants) setting forth the Working Capital as per the Completion Date; and

Works Council means, as the context requires, the works council of the Purchaser or (if relevant) the works council of the Seller and Works Councils means together, the works council of the Purchaser and (if relevant) the Seller.

2	References to persons

References to a person include any Person, whether or not having separate legal personality and wherever incorporated or registered.

3	Headings and references to Clauses, Schedules and Paragraphs

3.1	Headings have been inserted for convenience of reference only and do not affect the interpretation of any of the provisions of this Agreement.

3.2	A reference in this Agreement to:

(a)	a Clause is to the relevant clause of this Agreement;

(b)	a Schedule is to the relevant schedule to this Agreement; and

(c)	a Paragraph is to the relevant paragraph of the relevant Schedule.

4	References to liabilities and obligations

4.1	Any reference in this Agreement to a liability or obligation of any member of the Seller’s Group shall be deemed to incorporate references to obligations on the part of the Seller to procure that the relevant liability is discharged or obligation is performed by the relevant member(s) of the Seller’s Group, on the terms of and subject to the conditions set out in this Agreement.

EXECUTION VERSION

4.2	Any reference in this Agreement to a liability or obligation of a Share Seller or Business Seller shall be deemed to incorporate references to obligations on the part of the Seller to procure that the relevant liability is discharged or obligation is performed, on and subject to the terms and conditions set out in this Agreement.

4.3	Any reference in this Agreement to a liability or obligation of any member of the Purchaser’s Group and/or the Relevant Purchaser shall be deemed to incorporate a reference to an obligation on the part of the Purchaser to procure that the relevant liability is discharged or obligation is performed by the relevant member(s) of the Purchaser’s Group and/or Relevant Purchaser, on the terms of and subject to the conditions set out in this Agreement.

4.4	Any reference in this Agreement to a liability or obligation of a Relevant Purchaser shall be deemed to incorporate a reference to an obligation on the part of the Purchaser to procure that the relevant liability is discharged or obligation is performed, on and subject to the terms and conditions set out in this Agreement.

5	Information

References to books, records or other information include books, records or other information stored in any form including paper, magnetic media, films, microfilms, electronic storage devices and any other data carriers.

6	Legal terms

In respect of any jurisdiction other than the Netherlands, a reference to any Netherlands legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

7	Other references

7.1	Whenever used in this Agreement, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

7.2	Whenever used in this Agreement, the words “as of” shall be deemed to include the day or moment in time specified thereafter.

7.3	Whenever used in this Agreement, the term “third party” means any person or entity other than the Seller, the Purchaser, each Group Company or one of their respective subsidiaries, group companies or participating interests.

7.4	Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.

EXECUTION VERSION

8	No presumption against drafting Party

The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.